UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
R1 RCM INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)
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NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on September 13, 2017

The 2017 Annual Meeting of Stockholders of R1 RCM Inc. will be held on September 13, 2017 at 9:00 a.m., central time, as a virtual meeting conducted via live webcast, to consider and act upon the following matters:

1.	Elect four Class I directors and three Class III directors, each for a term ending at the 2018 Annual Meeting of Stockholders, and until his or her successor has been duly elected and qualified;

2.	Approve on an advisory basis, the preferred frequency of advisory stockholder votes on the compensation of our named executive officers;

3.	Ratify the selection by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

4.	Transact such other business as may properly come before the meeting or any adjournment thereof.

The 2017 Annual Meeting of Stockholders will be held as a virtual meeting and can be accessed at this website: www.virtualshareholdermeeting.com/RCM2017. Follow the directions at that website to log into the meeting. Use the number printed on your proxy card to register on the site. We recommend that you log in at least fifteen minutes in advance of the meeting to ensure that you are logged in when the meeting starts.

Stockholders of record at the close of business on August 3, 2017 are entitled to receive this notice of our Annual Meeting and to vote at the Annual Meeting and at any adjournments of the meeting.

By Order of the Board of Directors,

Joseph Flanagan
Director, President and Chief Executive Officer
Chicago, Illinois
August 9, 2017

YOUR VOTE IS IMPORTANT
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. THEREFORE PLEASE SUBMIT YOUR PROXY (1) OVER THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL. FOR SPECIFIC INSTRUCTIONS, PLEASE REFER TO THE QUESTIONS AND ANSWERS BEGINNING ON PAGE 2 OF THE PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY CARD RELATING TO THE ANNUAL MEETING.

TABLE OF CONTENTS

Page
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
What is the purpose of the Annual Meeting?	1
Who can vote?	1
What shares will be entitled to vote at the Annual Meeting?	1
How many votes do I have?	1
Is my vote important?	1
How do I vote?	1
Can I change my vote or revoke my proxy after I have voted my shares?	2
Can I vote if my shares are held in “street name”?	2
What constitutes a quorum?	2
What vote is required for each item and how will the votes be counted?	2
Who will count the votes?	3
How does the board of directors recommend that I vote on the proposals?	3
Will any other business be conducted at the Annual Meeting or will other matters be voted on?	3
Where can I find the voting results?	4
How can I recommend a candidate for R1’s board of directors?	4
How and when may I submit a stockholder proposal for the 2018 Annual Meeting of Stockholders?	4
How can I communicate with R1’s board of directors?	5
Who bears the costs of soliciting these proxies?	5
How can I obtain a copy of R1’s Annual Report on Form 10-K?	5
Whom should I contact if I have any questions?	6
Householding of Annual Meeting materials	6
PROPOSAL 1 - ELECTION OF DIRECTORS	7
PROPOSAL 2 - APPROVAL ON AN ADVISORY BASIS OF THE PREFERRED FREQUENCY OF THE ADVISORY STOCKHOLDER VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	9
PROPOSAL 3 - RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	10
INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS	12
Security Ownership of Certain Beneficial Owners and Management	12
Our Board of Directors	13
Our Executive Officers	16
CORPORATE GOVERNANCE	18
Corporate Governance Guidelines	18
Board Leadership Structure	19
Board Determination of Independence	19
Director Nomination Process	20
Board Meetings and Attendance	21
Director Attendance at Annual Meeting of Stockholders	21
Risk Management	21
Board Committees	21
Audit Committee	21

R1 RCM INC.
401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611

PROXY STATEMENT
For our 2017 Annual Meeting of Stockholders to be held on September 13, 2017

R1 RCM Inc. (often referred to as the “Company,” “company,” “R1,” “we” or “us” in this document) is sending you this proxy statement in connection with the solicitation of proxies by our board of directors for use at our 2017 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held as a virtual meeting via live webcast on September 13, 2017 at 9:00 a.m. central time. If the Annual Meeting is adjourned for any reason, then the proxies may be used at any adjournments of the Annual Meeting.

On or about August 9, 2017, we are mailing these proxy materials together with our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as required by the rules of the Securities and Exchange Commission.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to be Held on September 13, 2017
This proxy statement and our 2016 Annual Report are available for viewing, printing and downloading at http://www.r1rcm.com/proxy
You may request a copy of the materials relating to our Annual Meeting, including this proxy statement and form of proxy for our Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, at www.r1rcm.com, or by contacting our Office of Investor Relations by telephone at 877-252-2170 or by e-mail at investorrelations@r1rcm.com.
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 as filed with the Securities and Exchange Commission, other than exhibits, will be furnished without charge to any stockholder upon written or oral request to:

R1 RCM Inc.
Attention: Office of Investor Relations
401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611
Telephone: 877-252-2170

 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote on the following matters:

1.	Elect four Class I directors and three Class III directors, each for a term ending at the 2018 Annual Meeting of Stockholders, and until his or her successor has been duly elected and qualified;

2.	Approve on an advisory basis, the preferred frequency of advisory stockholder votes on the compensation of our named executive officers;

3.	Ratify the selection by the audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

4.	Transact such other business as may properly come before the meeting or any adjournment thereof.

Who can vote?
All stockholders of record at the close of business on August 3, 2017, which we refer to as the record date, are entitled to vote at the Annual Meeting.

What shares will be entitled to vote at the Annual Meeting?

Our voting securities consist of common stock, of which approximately 104,889,834 shares (excluding any treasury shares) were outstanding on the record date, and 8.00% Series A Convertible Preferred Stock (the “Series A Preferred Stock”), of which 223,023 shares were outstanding on the record date. Holders of our common stock and Series A Preferred Stock may vote on each proposal that comes before the Annual Meeting. Holders of our common stock and Series A Preferred Stock will each vote together as a single class on Proposals 1, 2 and 3.

How many votes do I have?

Each share of our common stock you owned on the record date entitles you to one vote on each matter that is voted on. On an as-converted basis, each share of our Series A Preferred Stock you owned on the record date entitles you to 400 votes per share on each matter that is voted on.

Is my vote important?
Your vote is important regardless of how many shares you own. Please take the time to read the instructions below and vote. Choose the method of voting that is easiest and most convenient for you and please cast your vote as soon as possible.

How do I vote?

Included with the proxy materials you received is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. The proxy card or voting instruction card contains instructions on how to vote either at our Annual Meeting, over the Internet, by telephone or by mail. To vote during the Annual Meeting, select the “Vote” button and complete the information from your proxy card to verify your eligibility to vote. Be sure to characterize your vote as your first vote or the withdrawal of a prior vote. Your vote must be cast during the Annual Meeting before the polls are closed. If you return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote FOR Proposals 1 and 3 and for "three years" on Proposal 2.

Can I change my vote or revoke my proxy after I have voted my shares?

Yes. You may revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by delivering to our corporate secretary a written notice of revocation or a duly executed proxy bearing a later date or by voting over the Internet, by telephone or by mail. You may not change your vote over the Internet, by telephone or by mail after 11:59 p.m. eastern time on September 12, 2017. Only your latest dated, valid proxy card received not later than 11:59 p.m. eastern time on September 12, 2017 will be counted, unless you submit your vote electronically during the virtual Annual Meeting. You may electronically vote or change or revoke a prior vote during the Annual Meeting. See “How do I vote?” above.

Can I vote if my shares are held in “street name”?

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. For all the matters that are voted upon at the Annual Meeting, a quorum consists of the holders of a majority of the common stock and the Series A Preferred Stock, issued outstanding and entitled to vote at the meeting, present or represented by proxy, voting together as a single class on an as-converted basis. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Shares of our common stock and Series A Preferred Stock present or represented by proxy (including broker non-votes and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required for each item and how will the votes be counted?

Each share of common stock is entitled to one vote. On an as-converted basis, each share of Series A Preferred Stock is entitled to 400 votes. Shares will not be voted in favor of a matter, and will not be counted as voting on a particular matter, if either (1) the holder of the shares abstains from voting on the matter or (2) the shares are broker non-votes, as described below.

Approval Requirements. If a quorum is present, the vote required to approve each of the proposals is as follows. All votes will be counted by the inspector of election appointed for the meeting.

•
With respect to Proposal 1, the nominees for our Class I and Class III directors receiving a plurality of the votes cast by holders of our common stock and Series A Preferred Stock, voting together as a single class on an as-converted basis, at the meeting or by proxy, shall be elected to our board of directors as our Class I and Class III directors. With respect to Proposal 1, you may vote “for” or “withhold” any or all director nominees.

•
With respect to Proposals 2 and 3, a majority in voting power of the votes cast by the holders of all shares of common stock and Series A Preferred Stock, voting together as a single class on an as-converted basis, represented at the meeting and voting affirmatively or negatively on such matter is required for approval. For Proposals 2 and 3, abstentions are not counted for purposes of determining the minimum number of affirmative votes required for approval and, accordingly, have no effect on the outcome of voting on such proposals.

Broker Non-Votes. If your broker holds your shares in its name and does not receive voting instructions from you, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares for which your broker receives no instruction from you will be treated as “broker non-votes.” Broker non-votes are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. Proposal 3 is a discretionary item under these rules, and accordingly, your bank or brokerage firm will be able to vote your shares even if you do not give instructions on how to do so. The election of directors and the advisory vote on the preferred frequency of advisory stockholder votes on the compensation of our named executive officers as discussed in Proposals 1 and 2, respectively, are “non-discretionary” items. Thus, if you hold your shares in street name and you do not instruct your bank, broker, or other nominee how to vote in Proposal 1 or 2, your shares may constitute broker non-votes with respect to such proposals and no votes will be cast on your behalf with respect to such proposals.

Broker non-votes will not affect the required vote with respect to Proposals 1 or 2 (and will not affect the attainment of a quorum since the broker has discretion to vote on Proposal 3 and these votes will be counted toward establishing a quorum).

Who will count the votes?
Broadridge Financial Solutions will count, tabulate and certify the votes. A representative of Broadridge Financial Solutions will serve as the inspector of elections at the meeting.

How does the board of directors recommend that I vote on the proposals?
Our board of directors recommends that you vote:

FOR the election of the Class I and Class III director nominees listed herein;

FOR the approval, on an advisory basis, of the preferred frequency of three years for advisory stockholder votes on the compensation of our named executive officers; and

FOR the ratification of the selection of our independent registered public accounting firm.

Will any other business be conducted at the Annual Meeting or will other matters be voted on?

We are not aware of any other business to be conducted or matters to be voted upon at the meeting. Under our bylaws and as reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”), the deadline for stockholders to notify us of any proposals or nominations for director to be presented for action at the Annual Meeting was July 16, 2017. If any other matter properly comes before the meeting, the persons named in the proxy card that accompanies this proxy statement will exercise their judgment in deciding how to vote, or otherwise act, at the meeting with respect to that matter or proposal.

Where can I find the voting results?

We will report the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting.

How can I recommend a candidate for R1’s board of directors?

Stockholders may recommend director candidates for consideration by the nominating and corporate governance committee of our board of directors by submitting the stockholder’s name, address and number of shares of our stock held, as well as any other information required by our bylaws and the candidate’s name, age, address and resume to our corporate secretary at the address below. If a stockholder would like a candidate to be considered, then the stockholder must follow the procedures for stockholder proposals outlined immediately below under “How and when may I submit a stockholder proposal for the 2018 Annual Meeting of Stockholders?” You can find more detailed information on our process for selecting board members and our criteria for board nominees in the section of this proxy statement entitled “Board Committees - Nominating and Corporate Governance Committee” and in the Corporate Governance Guidelines posted in the “Corporate Governance” section of the “Investor Relations” page of our website, www.r1rcm.com.

How and when may I submit a stockholder proposal for the 2018 Annual Meeting of Stockholders?

If you are interested in submitting a proposal for inclusion in the proxy statement for our 2018 Annual Meeting of Stockholders, you must follow the procedures outlined in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A proposal that a stockholder would like included in our proxy statement for the 2018 Annual Meeting of Stockholders must satisfy all applicable requirements of Rule 14a-8 and must be received at the address below no later than April 11, 2018. This deadline may change if our 2018 Annual Meeting of Stockholders is held before August 14, 2018 or after October 13, 2018.

If you wish to present a proposal or a proposed director candidate at the 2018 Annual Meeting of Stockholders, but do not wish to have the proposal or director candidate considered for inclusion in the proxy statement and proxy card, you must satisfy all applicable requirements set forth in our bylaws and give written notice to us at the address noted below not earlier than May 16, 2018 and not later than June 15, 2018. This deadline may change if our 2018 Annual Meeting of Stockholders is held before August 24, 2018 or after November 12, 2018.

Any proposals, notices or information about proposed director candidates should be sent to:
R1 RCM Inc.
401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611
Attention: Corporate Secretary

How can I communicate with R1’s board of directors?

Our board of directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and corporate governance committee, with the assistance of our senior management, is primarily responsible for monitoring and responding to communications from stockholders and other interested parties and for providing copies or summaries of communications to the other directors, as he considers appropriate.

All communications are forwarded to the chairman of the nominating and corporate governance committee and to the chairman of another committee of the board of directors, if the communication was addressed to the attention of another committee of the board of directors. The chairman of the nominating and corporate governance committee, and, in the case of communications to be addressed by another committee of the board of directors, in consultation with the chairman of that committee, shall decide in each case whether any particular communication should be forwarded to some or all other members of the board of directors.

Our stockholders may send communications to our board of directors by forwarding them addressed to our corporate secretary, our board of directors or, in the case of matters concerning accounting, internal accounting controls and auditing, our audit committee, at the above address.

Who bears the costs of soliciting these proxies?

We will bear the costs of soliciting proxies. We may engage a proxy solicitor to assist us with the solicitation of proxies and in the event that we do so, we do not expect the cost of those services to exceed $15,000. In addition to solicitations by mail and solicitation services provided by a proxy solicitor, if any, our directors, officers and employees may, without additional pay, solicit proxies by telephone, facsimile, e-mail and in person. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy materials to the persons for whom they hold shares and request instructions for voting the proxies. We will reimburse the brokerage houses and other persons for their reasonable expenses in connection with this distribution.

How can I obtain a copy of R1’s Annual Report on Form 10-K?
Our Annual Report on Form 10-K is available in the “SEC Filings” section of the “Investor Relations” page of our website at www.r1rcm.com.
Alternatively, if you would like us to send you a copy of our Annual Report on Form 10-K (without exhibits), without charge, please contact:
R1 RCM Inc.
401 North Michigan Avenue
Suite 2700
Chicago, Illinois 60611
Attention: Investor Relations
Telephone: 877-252-2170
investorrelations@r1rcm.com

If you would like us to send you a copy of the exhibits listed on the exhibit index of our Annual Report on Form 10-K, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

Whom should I contact if I have any questions?

If you have any questions about the Annual Meeting or your ownership of our common stock, please contact our Investor Relations department at the address, telephone number or e-mail address listed above.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write our Investor Relations department at the address, telephone number or e-mail address listed above. If you want to receive separate copies of our proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our board of directors is currently authorized to have ten members and is divided into three classes of directors. The three classes of our directors currently consist of four Class I directors, three Class II directors and three Class III directors.

At our 2015 Annual Meeting of Stockholders, our stockholders voted to approve an amendment to our restated certificate of incorporation that provides for the phased-in declassification of our board of directors and the annual election of all directors, and our board of directors approved conforming changes to our amended and restated bylaws. Specifically, our restated certificate of incorporation, as amended, provides that (1) the Class III directors that stood for election at our 2016 Annual Meeting were elected for a one-year term, (2) the Class I directors and Class III directors standing for election at our 2017 Annual Meeting will stand for election for a one-year term, and (3) beginning with our 2018 Annual Meeting, and at each Annual Meeting thereafter, our entire board will stand for election for a one-year term and there will no longer be any designation by classes. Our restated certificate of incorporation and our amended and restated bylaws also provide that the number of directors is to be established by the board of directors and that so long as the board of directors is divided into classes, each class must consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors.

In connection with the closing of our strategic transaction (the “Transaction”) with Ascension Health Alliance d/b/a Ascension (“Ascension”), on February 16, 2016 (the “Closing”), the following members of our board of directors resigned, effective as of the Closing: Edgar M. Bronfman, Jr., Michael B. Hammond, Dr. Arthur Klein, Lawrence B. Leisure, Denis J. Nayden and Robert V. Stanek. In connection with and effective upon the Closing, pursuant to the terms of an investor rights agreement between the Company and TCP-ASC ACHI Series LLLP (the “Investor”), a Delaware series limited liability limited partnership jointly owned by Ascension and investment funds affiliated with TowerBrook Capital Partners L.P. (“TowerBrook”), and upon the recommendation of the nominating and corporate governance committee of our board of directors, our board of directors approved a decrease in the number of directors comprising our board of directors to nine and to fill the resulting vacancies, appointed Joseph R. Impicciche as a Class III Director, John B. Henneman, III as a Class I Director and Neal Moszkowski, Ian Sacks and Anthony J. Speranzo as Class II Directors, each to serve until the 2016, 2017 or 2018 Annual Meeting, respectively, and thereafter until his successor is duly elected and qualified, or until his earlier death, resignation or removal. On March 9, 2017, upon the recommendation of the nominating and corporate governance committee of the board of directors, our board of directors approved an increase in the number of directors comprising our board of directors to ten and to fill the resulting vacancy, appointed Michael C. Feiner as a Class I Director, to serve until the 2017 Annual Meeting, and thereafter until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Our four Class I and three Class III directors are up for election at this Annual Meeting, and our stockholders will have an opportunity to vote for the nominees for director: Class I: Michael C. Feiner, Joseph Flanagan, John B. Henneman, III, and Steven J. Shulman, and Class III: Charles J. Ditkoff, Joseph R. Impicciche and Alex J. Mandl.

You can find more information about the director nominees in the section of this proxy statement entitled “Information About Our Directors, Officers and 5% Stockholders - Our Board of Directors.”

If elected, Messrs. Feiner, Flanagan, Henneman, Shulman, Ditkoff, Impicciche and Mandl will hold office until the 2018 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. All nominees have consented to being named in this proxy statement and indicated their willingness to serve if elected. However, if any of them should be unable to serve, proxies may be voted for substitute nominees nominated by our board of directors, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR the nominees for Class I and Class III directors.

PROPOSAL 2 - APPROVAL ON AN ADVISORY BASIS OF THE PREFERRED FREQUENCY OF THE ADVISORY STOCKHOLDER VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We conducted our last non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as “Say-on-Pay”) at our 2015 Annual Meeting of Stockholders. The Exchange Act requires that we conduct a non-binding stockholder advisory vote on the frequency of future “Say-on-Pay” votes. This proposal is often referred to as the “Say-on-Frequency” vote. In the Say-on-Frequency vote, stockholders may vote to have the Say-on-Pay vote every year, every two years or every three years, or they may abstain from voting. At our 2011 Annual Meeting, our stockholders cast the highest number of votes for voting for Say-on-Pay every three years, compared to voting every one or two years. In light of this result, we decided to conduct our Say-on-Pay votes every three years.

We will conduct our next Say-on-Pay vote at our 2018 Annual Meeting. Our board continues to believe that holding an advisory vote on Say-on-Pay every three years is the most appropriate policy for our stockholders at this time. While our board recommends that stockholders vote to hold the Say-on-Pay vote every three years, the voting options under this Proposal 2 are to hold the Say-on-Pay vote every year, every two years or every three years. Stockholders may also abstain from voting on this proposal. This vote is advisory, and therefore not binding on R1, the compensation committee, or our board of directors. Our board of directors and our compensation committee value the opinions of our stockholders and expect to take into account the outcome of the vote when determining the frequency of future Say-on-Pay votes. However, our board of directors and compensation committee may decide that it is in the best interests of R1 and stockholders to hold the Say-on-Pay vote more or less frequently than the alternative that has been selected by our stockholders.

Our board of directors recommends a vote FOR the approval, on an advisory basis, of the frequency of the advisory stockholder vote on the compensation of our named executive officers, with such frequency being every THREE years.

PROPOSAL 3 - RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Although stockholder approval of the audit committee’s selection of Ernst & Young LLP is not required by law, we believe that it is important to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, then our audit committee will reconsider the selection. We expect that a representative of Ernst & Young LLP, which is serving as our independent registered public accounting firm for the year ended December 31, 2017 and served as our independent registered public accounting firm for the years ended December 31, 2016 and 2015, will be present at the Annual Meeting to make a statement if he or she wishes.
We incurred the following fees from our independent registered public accounting firm, Ernst & Young LLP for the years ended December 31, 2016 and December 31, 2015 (in thousands):

Fee Category	2016	2015
	(in thousands)
Audit and Restatement Fees	$2,059	$1,969
Audit-Related Fees	25	80
Tax Fees	9	6
All Other Fees	2	2
Total Fees	$2,095	$2,057

Audit Fees. Audit fees consist of fees for the audit of our annual consolidated financial statements, the review of the interim consolidated financial statements, subsidiary audits and other professional services provided in connection with our filings with the SEC for each respective year. The amounts presented for Audit Fees for 2016 consisted of fees associated with the audit of our 2016 consolidated financial statements, strategic review process and adoption of a new revenue recognition standard. The amounts presented for Audit Fees for 2015 consisted of fees associated with the audit of our 2015 consolidated financial statements and strategic review process.

Audit-Related Fees. Audit-related fees for 2016 consisted of fees for the audit of employee benefit plans. Audit-related fees for 2015 consisted of fees for audits of employee benefit plans and due diligence activities.

Tax Fees. Tax fees for 2016 and 2015 consisted of fees for tax compliance and related regulatory filings.

All Other Fees. All other fees for 2016 and 2015 consisted of a subscription for access to an accounting research tool.

The audit committee of our board of directors believes that the non-audit services described above did not compromise Ernst & Young LLP’s independence. The audit committee’s charter, which you can find in the “Corporate Governance” section of the “Investor Relations” page of our website, www.r1rcm.com, requires that all proposals to engage Ernst & Young LLP for services, and all proposed fees for these services, be submitted to the audit committee for approval before Ernst & Young LLP may provide the services. None of the above fees were approved using the “de minimis exception” under SEC rules.

Pre-Approval of Audit and Non-Audit Services

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our registered public accounting firm. This policy generally provides that we will not engage our registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. Our audit committee pre-approved all of the services described under the headings “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above.

Our board of directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

INFORMATION ABOUT OUR DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table contains information as of July 28, 2017 about the beneficial ownership of shares of our common stock by:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock;

•	each of our directors and nominees for director;

•	each of our Named Executive Officers; and

•	all of our directors and executive officers as a group.

For purposes of the table below, and in accordance with SEC rules, we deem shares of common stock subject to options that are currently exercisable or exercisable within 60 days of July 28, 2017 to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. As of July 28, 2017, there were 104,889,834 shares of our common stock outstanding. Except as otherwise noted, the persons or entities in this table have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the street address of the beneficial owner is c/o R1 RCM Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611.

	Common Stock Beneficially Owned		Series A Preferrd Stock Beneficially Owned Shares
Name	Shares	%	Shares	%
5% Stockholders
TCP-ASC ACHI Series LLLP (1)	147,683,023	58.5%	223,023	100.0%
Mary A. Tolan (2)	10,184,964	9.7%	—	*
Jasper Ridge Partners LP (3)	8,101,774	7.7%	—	*
J. Michael Cline (4)	6,056,317	5.8%	—	*

Directors and Named Executive Officers			—	*
Charles J. Ditkoff	—	*	—	*
Michael C. Feiner	—	*	—	*
Joseph G. Flanagan (5)	1,502,405	1.4%	—	*
John B. Henneman III (6)	206,573	*	—	*
Joseph R. Impicciche	—	*	—	*
Alex J. Mandl (7)	302,391	*	—	*
Neal Moszkowski (1)	147,683,023	58.5%	223,023	100.0%
Christopher Ricaurte (8)	340,794	*	—	*
Ian Sacks	—	*	—	*
Steven J. Shulman (9)	2,154,348	2.0%	—	*
Anthony J. Speranzo	—	*	—	*
All executive officers and directors as a group (11 persons)	152,189,534	62.0%	223,023	100.0%

1
This information is derived exclusively from a Form 4 and a Schedule 13D amendment filed by TCP-ASC ACHI Series LLP (the "Investor") (such Schedule 13D, as amended, the "Investor's Schedule 13D") and the Reporting Persons (as defined in this footnote below) with the SEC on July 5, 2017 and April 3, 2017, respectively. The following information is as reported in the Investor's Schedule 13D: Consists of 87,460,000 shares of common stock issuable upon conversion of 218,650 shares of the company's 8.00% Series A Convertible Preferred Stock and 60,000,000 shares of common stock issuable upon exercise of the Warrant (as defined in the Investor's Schedule 13D). 200,000 shares of the Issuer’s 8.00% Series A Convertible Preferred Stock and the Warrant were issued by the company to the Reporting Persons upon closing of the Transaction (which occurred on February 16, 2016). The remaining 18,650 shares of the Issuer’s 8.00% Series A Convertible Preferred Stock were issued by the company to the Reporting Persons as a payment-in-kind dividends pursuant to the Series A Certificate of Designation. Each of the Investor, TCP-ASC GP, LLC (the "Partnership GP), TI VI ACHI Holdings GP, LLC (the "Aggregator GP") TI IV ACHI Holdings, LP (the "Aggregator") TowerBrook Investors Ltd. ("TBI"), Neal Moszkowski, Ramez Sousou and Ascension Health Alliance (collectively, for the purposes of this footnote, the "Reporting Persons") may be deemed to have shared voting and dispositive power with respect to all of the securities reported in the Investor's Schedule 13D. Certain of the Reporting Persons disclaim beneficial ownership over certain of the securities reported in the Investor's Schedule 13D, as set forth therein. The business address of the Investor, the Partnership GP, the Aggregator GP and the Aggregator is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The business address of TBI and Mr. Moszkowski is TowerBrook Capital Partners L.P., Park Avenue Tower, 65 East 55th Street, 27th Floor, New York, New York 10022. The business address of Mr. Sousou is Kinnaird House, 1 Pall Mall East, London SW1Y5AU, U.K. The business address of Ascension Health Alliance is 101 S. Hanley Road, Suite 450, Saint Louis, Missouri 63105.

2
This information is derived from a Schedule 13G amendment (as amended, the "Tolan Schedule 13G") filed by Mary A. Tolan with the SEC on February 16, 2016. Ms. Tolan beneficially owns an aggregate of 9,008,964 shares of common stock. The shares of common stock beneficially owned by Ms. Tolan consists of 6,421,764 shares of common stock held directly by Ms. Tolan and 2,587,200 shares of common stock held by Tolan Family Trust U/A/D 6/29/03, the beneficiaries of which are Ms. Tolan's children. In addition to the shares of common stock reported in the Tolan Schedule 13G, Ms. Tolan has vested options to purchase 1,176,000 shares of our common stock as of April 24, 2017. The business address of Ms. Tolan is c/o CP Founders, 980 North Michigan Avenue, Suite 1998, Chicago, Illinois, 60611.

3
This information is derived exclusively from a Schedule 13D filed by the Reporting Persons (defined in this footnote below) with the SEC on December 19, 2011. Includes 8,101,774 shares of common stock owned by Oak Hill Investment Management, L.P. (now known as Jasper Ridge Partners LP). Oak Hill Investment Management, L.P. reports sole voting and sole dispositive power over all of the shares. OHIM GP Holdings, L.P. reports sole voting and sole dispositive power over 332,835 shares and shared voting and shared dispositive power over no shares. Mark A. Wolfson reports sole voting and sole dispositive power over 699,281 shares and shared voting and shared dispositive power over no shares. The business address of Oak Hill Investment Management, L.P and OHIM GP Holdings, L.P. (collectively, and together with Mr. Wolfson, for purposes of this footnote, the "Reporting Persons") is 201 Main Street, Suite 1000, Fort Worth, Texas 76102. The business address of Mr. Wolfson is c/o OHIM Genpar, LLC, 2775 Sand Hill Road, Suite 220, Menlo Park, California 94025.

4
This information is derived exclusively from a Schedule 13G amendment filed by the Reporting Persons (defined in this footnote below) on February 13, 2017. Consists of 60,078 of common stock held directly by J. Michael Cline, 5,987,516 shares of common stock held directly by JMC Holdings, LP. and 8,723 shares of common stock held directly by the Cline Foundation, a charitable trust of which Mr. Cline is the trustee. Mr. Cline reports sole voting and sole dispositive power over 60,078 shares and shared voting and shared dispositive power over 5,996,239 shares. JMC Holdings, L.P. reports sole voting and sole dispositive power over no shares and shared voting and shared dispositive power over 5,987,516 shares. The J. Michael Cline Revocable Trust dated December 30, 2005 (the "Trust") reports sole voting and sole dispositive power over no shares and shared voting and shared dispositive power over 5,987,516 shares. The business address of Mr. Cline, JMC Holdings, L.P. and the Trust (collectively, for purposes of this footnote, the "Reporting Persons") is c/o Accretive, LLC, 51 Madison Avenue, 31st Floor, New York, New York 10010.

5	Includes 1,298,057 shares of common stock and 204,348 shares of common stock underlying vested options.
6	Includes 50,000 shares of common stock and 156,573 shares of common stock underlying vested options.
7	Includes 200,000 shares of common stock and 102,391 shares of common stock underlying vested options.
8	Includes 289,707 shares of common stock and 51,087 shares of common stock underlying vested options.
9	Includes 1,950,000 shares of common stock and 204,348 shares of common stock underlying vested options.

Our Board of Directors

Set forth below is information about each of our directors and executive officers as of July 28, 2017. There are no family relationships among any of our directors or executive officers.

Class I Directors

Michael C. Feiner. Age 75. Mr. Feiner has been a member of our board of directors since March 2017. Mr. Feiner is the founder of Michael C. Feiner Consulting, Inc., a consulting firm specializing in advising companies on human capital strategies, organization development and leadership effectiveness. He has served as its President since the firm’s founding in 1996. Mr. Feiner also serves on the board of Universal Hospital Services, Inc., a publicly-held medical equipment rental and services company. Mr. Feiner also served as Senior Advisor for Irving Place Capital, a private equity fund located in New York, New York, from 2011 to 2015. From 2000 to 2010, Mr. Feiner served as a professor and the Sanford C. Bernstein & Co. Ethics Fellow for Columbia Business School. Mr. Feiner worked for Pepsi-Cola Company from 1975 to 1995 where he served as Senior Vice President and Chief People Officer for Pepsi’s beverage operations worldwide from 1989 until his retirement in 1995. His book, The Feiner Points of Leadership: The 50 Basic Laws That Will Make People Want To Perform Better For You, was selected by the Toronto Globe and Mail as the Best Business Book of 2004. We believe Mr. Feiner’s extensive experience and knowledge in the field of human resources, as well as his experience as a senior officer of a large public corporation, qualify him to serve on our board of directors.

Joseph Flanagan. Age 46. Mr. Flanagan has served as our President and Chief Executive Officer since May 2016, after having served as our President and Chief Operating Officer since April 2016. Mr. Flanagan joined R1 as Chief Operating Officer in April 2013 after serving as Senior Vice President of worldwide operations and supply chain at Applied Materials, Inc. from February 2010 to April 2013, and previously as President of Nortel Business Services for Nortel Networks. Previously, Mr. Flanagan served most of his career working for General Electric (GE), holding leadership positions in many divisions. We believe Mr. Flanagan’s leadership experience, skill and depth of understanding of our business and market gained from serving as our Chief Operating Officer and Chief Executive Officer, and his experience serving as senior vice president and president of business units at large, publicly held corporations with global operations, qualify him to serve on our board of directors.

John B. Henneman III. Age 55. Mr. Henneman has been a member of our board of directors since February 2016. Mr. Henneman has more than 20 years of combined financial and operational management experience in the life sciences industry. Since October 2014, Mr. Henneman has been the Executive Vice President and Chief Financial Officer of NewLink Genetics Corporation, a biotechnology company focused on cancer immunotherapy, where he is responsible for finance, quality, law and administration. Prior to joining NewLink Genetics, Mr. Henneman served Integra LifeSciences Holdings Corp., a publicly-held medical device company, from 1998 to 2014. Before becoming Integra’s Chief Financial Officer in 2007, Mr. Henneman served Integra in several capacities, including as General Counsel and Chief Administrative Officer, responsible at various times for Integra’s regulatory affairs, quality systems, clinical affairs, human resources, information systems and legal affairs functions and the management of Integra’s surgical instruments business. Mr. Henneman led Integra’s business development function during his entire tenure with Integra, and was responsible for the more than 40 acquisitions and alliances that Integra completed during that time. Mr. Henneman also serves on the boards of directors of SeaSpine Holdings Corporation, a publicly-held medical technology company focused on surgical solutions for the treatment of spinal disorders, and Alafair Biosciences, Inc., a privately-held medical device company. We believe Mr. Henneman’s senior management experience at NewLink and Integra and his service on the board of SeaSpine, as well as his extensive experience in the areas of finance, financial accounting, business transactions, and mergers and acquisitions, qualify him to serve on our board of directors.

Steven J. Shulman. Age 66. Mr. Shulman has been a member of our board of directors since April 2013, and was appointed chairman of our board of directors effective April 2, 2014. Since 2008, Mr. Shulman has served as the managing partner at Shulman Ventures, a healthcare private equity firm. From 2002 to 2008, Mr. Shulman served as chairman and chief executive officer of Magellan Health Services, a specialty healthcare management organization. From 2000 to 2002, he served as chairman and chief executive officer of Internet Healthcare Group (IHCG), an early-stage healthcare services and technology venture fund that he founded. From 1997 to 1999, Mr. Shulman served as chairman, president and chief executive officer of Prudential Healthcare, Inc. Prior to that, Mr. Shulman served in senior executive positions at Value Health, a firm he founded and took public, as well as Cigna and Kaiser Permanente. Mr. Shulman serves on the boards of several privately-held companies. He also serves on the Dean’s Council at the State University of New York at Stony Brook. We believe that Mr. Shulman’s experience in private equity investment, his experience as an operating partner for a healthcare private equity firm and his experience as chief executive of several large organizations in the healthcare industry, as well as his experience as a director of several privately held companies, qualify him to serve on our board of directors.

Class II Directors

Neal Moszkowski. Age 51. Mr. Moszkowski has been a member of our board of directors since February 2016. Mr. Moszkowski is a co-founder of TowerBrook and has served as the firm’s co-chief executive officer since its inception in March 2005. Previously, Mr. Moszkowski was co-head of Soros Private Equity Partners, a division of Soros Fund Management LLC. Prior to Soros, Mr. Moszkowski was a member of the Principal Investment Area of Goldman Sachs in London and New York. Mr. Moszkowski serves as a director of True Religion Apparel, Inc., a TowerBrook portfolio company. Mr. Moszkowski’s past directorships include service on the boards of WellCare Health Plans and Sound Inpatient Holdings, former TowerBrook portfolio companies, as well as the board of Integra LifeSciences Corporation. We believe Mr. Moszkowski’s senior executive leadership skills and experience, finance and investment background and experience serving on numerous corporate boards, including for public and private companies operating in the health care industry, qualify him to serve on our board of directors.

Ian Sacks. Age 46. Mr. Sacks has been a member of our board of directors since February 2016. Mr. Sacks has been with TowerBrook since its inception in 2005. Previously, Mr. Sacks was with Soros Private Equity Partners. Mr. Sacks was Chairman and Chief Executive Officer of HelpCare. Prior to that, he was a Partner at MESA Partners. Prior to MESA, he was a consultant with APM. Mr. Sacks serves as a director of Sound Inpatient Physicians, TriMedx and Vistage Worldwide, each of which is a TowerBrook portfolio company, as well as HealthEquity, Inc. Previously, Mr. Sacks served as a director of The Broadlane Group, a then TowerBrook portfolio company. We believe Mr. Sacks’ deep knowledge of the healthcare services and technology sectors, investment experience, as well as his experience serving on the boards of public and private companies operating in the healthcare industry, qualify him to serve on our board of directors.

Anthony J. Speranzo. Age 68. Mr. Speranzo has been a member of our board of directors since February 2016. Mr. Speranzo has been the Executive Vice President and Chief Financial Officer of Ascension, the parent corporation of Ascension Health, since the corporation’s formation in September 2011. From 2002 to September 2011, Mr. Speranzo served as the Senior Vice President and Chief Financial Officer of Ascension Health. Prior to joining Ascension Health, Mr. Speranzo served as Managing Director at U.S. Bancorp Piper Jaffray (USBPJ) in Newport Beach, California. Mr. Speranzo has also served on several hospital and corporate boards. We believe Mr. Speranzo’s proven leadership, extensive healthcare experience, experience serving on hospital and corporate boards and expertise in finance qualify him to serve on our board of directors.

Class III Directors and Nominees

Charles J. Ditkoff. Age 55. Mr. Ditkoff has been a member of our board of directors since May 2015. Mr. Ditkoff has been counsel at the law firm of McDermott Will & Emery since July 2012 and has served as chairman of the Healthcare Advisory Board of The Vistria Group, a private equity firm focusing on healthcare, education and financial services, from January 2014 to December 2016, a member of the advisory board of Opera Solutions, a data analytics company, since September 2013, a senior advisor to FTI Consulting, Inc., a global business advisory firm, since September 2016, a senior advisor to Alvarez & Marsal, a global turnaround management and professional services firm, from July 2012 to August 2016, and a senior advisor to the Marwood Group, a healthcare focused advisory and consulting firm, since July 2012. Mr. Ditkoff served as vice chairman of healthcare corporate and investment banking from May 2010 to July 2012, group head of global healthcare group from 2005 to 2009 and managing director, head of healthcare services from 1999 to 2004 at Bank of America Merrill Lynch. Previously, he was principal/vice president of the corporate finance group at Morgan Stanley. Mr. Ditkoff is currently a member of the board of directors of Cumberland Consulting Group. We believe Mr. Ditkoff’s experience leading the healthcare division of a large investment bank, as well as his experience as an advisor or director to several healthcare and financial organizations, qualify him to serve on our board of directors.

Joseph R. Impicciche. Age 59. Mr. Impicciche has been a member of our board of directors since February 2016. Mr. Impicciche has been the Executive Vice President and General Counsel of Ascension, the parent corporation of Ascension Health, since the corporation’s formation in September 2011. From July 2004 to September 2011, Mr. Impicciche served as the Senior Vice President and General Counsel of Ascension Health. Prior to joining Ascension Health, Mr. Impicciche was a shareholder and director at Hall Render Killian Heath & Lyman, P.C., where his practice focused on mergers and acquisitions, public finance, business and tax law for nonprofit organizations. While with the law firm, Mr. Impicciche also served as General Counsel for St. Vincent Health in Indianapolis, Indiana from 1998 to 2004. Mr. Impicciche is a member of the Indiana State and Missouri State Bar Associations and has served on the boards of numerous organizations, including currently, the Board of Trustees of the St. Joseph Institute for the Deaf in St. Louis and the Board of Trustees of Marian University in Indianapolis. We believe Mr. Impicciche’s deep legal experience and knowledge about the healthcare industry and nonprofit organizations, as well as his experience serving on the boards of numerous organizations in the healthcare industry, qualify him to serve on our board of directors.

Alex J. Mandl. Age 73. Mr. Mandl has been a member of our board of directors since November 2013. Mr. Mandl is currently the non-executive chairman of Gemalto N.V., a digital security company resulting from the merger of Axalto Holding N.V. and Gemplus International S.A. From June 2006 until December 2007, Mr. Mandl served as executive chairman of Gemalto. From 2002 to June 2006, Mr. Mandl was president, chief executive officer and a member of the board of directors of Gemplus. He has served as principal of ASM Investments, a company focusing on early stage funding in the technology sector, since 2001. From 1996 to 2001, Mr. Mandl was chairman and CEO of Teligent, Inc., a telecommunications company. Mr. Mandl was AT&T’s president and chief operating officer from 1994 to 1996, and its executive vice president and chief financial officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was chairman and chief executive officer of Sea-Land Services Inc. Mr. Mandl served as a director of Dell Inc. from 1997 to October 2013. Mr. Mandl served from 2007 to 2010 as a director of Hewitt Associates, Inc. and from March 2008 to October 2010 as a director of Visteon Corporation. Mr. Mandl was a member of the board of directors of Horizon Lines, Inc. from January 2007 and became the chairman in February 2011, retiring in April 2012. Mr. Mandl is currently a member of the board of directors of Gemalto N.V., Arise Virtual Solutions Inc., Levant Power Corp. and Genpact Limited. We believe that Mr. Mandl’s experience as chief executive officer of several large organizations, as well as his experience as a director of private and publicly-held corporations, qualify him to serve on our board of directors.

Our Executive Officers

Our executive officers and their respective ages and positions are described below. Our officers serve until they resign or the board terminates their position. There are no family relationships among any of our directors, nominees for director and executive officers.

Joseph Flanagan. Age 46. President and Chief Executive Officer. For more information, see “Our Board of Directors” above.

Christopher Ricaurte. Age 57. Mr. Ricaurte has served as our chief financial officer since April 2016. Prior to that, Mr. Ricaurte served as Senior Vice President, Revenue Cycle Operations for R1 since 2013. Before joining R1, Mr. Ricaurte served as CFO, Silicon Systems Group at Applied Materials, Inc. from January 2013 to August 2013, and prior to that Mr. Ricaurte served as CFO, World Wide Operations at Applied Materials Inc. from October 2011 to January 2013. Prior to this he was President of Nortel Business Services, where he had also previously held the position of CFO, Global Operations. Before this, Mr. Ricaurte was CFO of CHEP Europe in London. He also worked for GE for more than 20 years, where he held positions of increasing responsibility, including CFO for GE Consumer & Industrial in Europe, Middle East and Africa (EMEA), and CFO of GE’s Industrial Solutions division.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the corporate governance guidelines, committee charters and code of business conduct and ethics described below are available in the “Corporate Governance” section of the “Investor Relations” page of our website, www.r1rcm.com. Alternatively, you can request a copy of any of these documents by writing to R1 RCM Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Investor Relations.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. A copy of these guidelines is posted on the “Investor Relations” section of our website. These guidelines, which provide a framework for the conduct of the board’s business, provide that:

•	the board’s principal responsibility is to oversee the management of R1;

•	directors have an obligation to become and remain informed about our company and business;

•	directors are responsible for determining that effective systems are in place for periodic and timely reporting to the board on important matters concerning our company;

•	directors are responsible for attending board meetings and meetings of committees on which they serve;

•	a majority of the members of the board of directors shall be independent directors;

•
each director must limit the number of other public company boards on which he or she serves so that he or she is able to devote adequate time to his or her duties to R1, including preparing for and attending meetings;

•	the non-management directors meet in executive session at least semi-annually;

•	directors have full and free access to officers and employees of our company, and the right to hire and consult with independent advisors at our expense;

•	new directors are expected to participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the board of directors and its committees will conduct self-evaluations to determine whether they are functioning effectively.

Board Leadership Structure

Our board of directors has determined that the roles of chairman of the board and chief executive officer should be separated at the current time. Accordingly, our board has appointed Steven Shulman, an independent director within the meaning of the Nasdaq Stock Market ("Nasdaq") rules (see “Board Determination of Independence” below), as the chairman of the board of directors. Mr. Shulman’s duties as chairman of the board include the following:

•	chairing meetings of the non-management or independent directors in executive session;

•	meeting with any director who is not adequately performing his or her duties as a member of our board or any committee;

•	facilitating communications between other members of our board and the chief executive officer;

•	preparing or approving the agenda for each board meeting;

•	determining the frequency and length of board meetings and recommending when special meetings of our board should be held; and

•	reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our board (see “Communicating with the Directors” below).

Our board decided to separate the roles of chairman and chief executive officer because it believes that leadership structure offers the following benefits:

•	increasing the independent oversight of R1 and enhancing our board’s objective evaluation of our chief executive officer;

•	freeing the chief executive officer to focus on company operations instead of board administration;

•	providing the chief executive officer with an experienced sounding board;

•	providing greater opportunities for communication between stockholders and our board;

•	enhancing the independent and objective assessment of risk by our board; and

•	providing an independent spokesman for our company.

Board Determination of Independence

Our securities are traded on Nasdaq. Pursuant to Nasdaq listing standards, a director currently or recently employed by us or not satisfying other bright-line independence standards under Nasdaq requirements cannot be deemed to be an “independent director.” In addition, in accordance with Nasdaq listing standards, each other director will qualify as “independent” only if our board of directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Ownership of a significant amount of our stock, by itself, does not constitute a material relationship.

As of January 1, 2016, our board of directors consisted of Edgar M. Bronfman, Jr., Charles J. Ditkoff, Michael Hammond, Arthur Klein, Lawrence B. Leisure, Alex J. Mandl, Denis J. Nayden, Emad Rizk, Steven J. Shulman and Robert V. Stanek. Our board of directors affirmatively determined that each of Messrs. Bronfman, Ditkoff, Hammond, Klein, Leisure, Mandl, Nayden, Shulman and Stanek was “independent” in accordance with Section 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual, which were the independence standards the company had adopted at that time. In connection with the Transaction (as defined above), our board of directors was reconstituted to consist of the following members: Charles J. Ditkoff, John B. Henneman III, Joseph R. Impicciche, Alex J. Mandl, Neal Moszkowski, Emad Rizk, Ian Sacks, Steven J. Shulman and Anthony J. Speranzo. In May 2016, Dr. Rizk stepped down from his positions of Chief Executive Officer and director and Mr. Joseph Flanagan was appointed President, Chief Executive Officer and director. In March 2017, Michael C. Feiner was appointed to our board of directors. Our board of directors has affirmatively determined that each of Messrs. Ditkoff, Feiner, Henneman, Mandl, Moszkowski, Sacks and Shulman is “independent” within the meaning of Nasdaq rules. In determining that Mr. Ditkoff is independent, our board of directors considered payments that we made to Alvarez & Marsal, where Mr. Ditkoff served as a Senior Advisor and as an employee, for facilities and transformation services. The payments that we made to Alvarez & Marsal in each of the last three fiscal years did not exceed the greater of (i) $200,000 or (ii) 2% of Alvarez & Marsal’s consolidated gross revenues for the year in which such payments were received. Our board of directors also considered payments that we made to McDermott, Will & Emery, where Mr. Ditkoff is of counsel, for professional services. The payments that we made to McDermott, Will & Emery in each of the last three fiscal years did not exceed the greater of (i) $200,000 or (ii) 2% of McDermott, Will & Emery’s consolidated gross revenues for the year in which such payments were received. Additionally, Mr. Ditkoff’s salary is not affected in any way by our relationship with McDermott, Will & Emery. In determining that Mr. Feiner is independent, our board of directors considered payments that we made to Michael C. Feiner Consulting, Inc., a company owned by Mr. Feiner, for consulting services pursuant to a consulting engagement that ended in 2016. Such payments did not exceed $120,000.

Director Nomination Process

The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of our board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee and our board of directors.

In considering whether to recommend any particular candidate for inclusion in our board or directors' slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. In addition to these criteria, the nominating and corporate governance committee also considers diversity in its evaluation of candidates for board membership. Our board of directors believes that diversity with respect to viewpoint, skills and experience should be an important factor in board composition. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our board of directors to fulfill its responsibilities.

Additionally, in connection with the closing of our strategic transaction with Ascension, on February 16, 2016, we entered into an Investor Rights Agreement with TCP-ASC ACHI Series LLLP, that among other things, provides the Investor with certain rights regarding the nomination of directors while it maintains certain ownership thresholds. See “Certain Relationships and Related Person Transactions and Director Independence-Strategic Transaction-Investor Rights Agreement.”

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, to: Nominating and Corporate Governance Committee, c/o R1 RCM Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Corporate Secretary. Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If our board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting.

Board Meetings and Attendance

The board of directors met eight times during the fiscal year ended December 31, 2016, either in person or by teleconference. During 2016, each incumbent director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Guidelines provide that directors are encouraged to attend meetings of stockholders at which non-routine matters will be considered. One of the nine then-current directors attended our 2016 Annual Meeting of Stockholders.

Risk Management

Our audit committee is responsible for overseeing our risk management function. While the audit committee has primary responsibility for overseeing risk management, our entire board of directors is actively involved in overseeing our risk management. For example, our board engages in periodic discussions with such company officers as the board deems necessary, including the chief executive officer, chief financial officer and other executive officers. We believe that the leadership structure of our board supports effective risk management oversight.

Board Committees

Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and a compliance and ethics committee. Each committee operates under a charter that has been approved by our board of directors. Copies of each committee’s charter are posted on the “Investor Relations” section of our website, www.r1rcm.com.

Audit Committee

Our board of directors has established a standing audit committee. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. During the period beginning January 1, 2016 and ending February 16, 2016, each of Alex Mandl, Michael Hammond and Denis Nayden served as members of our audit committee, and our board of directors determined that each of the foregoing members was independent as defined under the rules of the NYSE. In connection with the Transaction and effective February 16, 2016, our audit committee was reconstituted to include the following members: Messrs. Ditkoff, Henneman and Mandl. Our board of directors has determined that each of the members of our audit committee is independent as defined under the rules of the NYSE and Nasdaq and satisfies the requirements for financial literacy under the current requirements of NYSE and Nasdaq rules and regulations. Our board of directors has further determined that each of Mr. Mandl and Mr. Henneman is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements. The audit committee met eight times during 2016.

Our audit committee’s responsibilities include:

•	appointing, evaluating, retaining, terminating the engagement of, setting the compensation of and assessing the independence of our independent registered public accounting firm;

•
overseeing the work of our independent registered public accounting firm, including the receipt and consideration of reports from the firm and reviewing with the firm audit problems, internal control issues and other accounting and financial reporting matters;

•	coordinating the board’s oversight of our internal control over financial reporting, disclosure controls and procedures, code of business conduct and ethics, and internal audit function;

•	establishing procedures for the receipt, retention and treatment of accounting related complaints and concerns;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	periodically meeting separately with our independent registered public accounting firm, management and internal auditors;

•
discussing generally the type and presentation of information to be disclosed in our earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;

•	reviewing our policies and procedures for approving and ratifying related person transactions, including our related person transaction policy;

•	establishing policies regarding the hiring of employees or former employees of our independent registered public accounting firm;

•	discussing our policies with respect to risk assessment and risk management;

•	preparing the audit committee report required by SEC rules;

•	in coordination with the compensation committee, evaluating our senior financial management; and

•	at least annually, evaluating its own performance.

All audit services to be provided to us and all non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

During the period beginning January 1, 2016 and ending February 16, 2016, each of Steven N. Kaplan, Edgar Bronfman, Jr., Denis J. Nayden and Steven J. Shulman served as members of our compensation committee. In connection with the Transaction and effective February 16, 2016, our compensation committee was reconstituted to include the following members: Messrs. Sacks, Shulman and Speranzo. In 2017, our compensation committee was reconstituted to include the following members: Messrs. Feiner, Sacks and Shulman. Our board of directors has determined that each of the members of our compensation committee is independent as defined under Nasdaq rules.

Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers and directors. Certain actions of the compensation committee, such as granting equity compensation awards and performance awards, may be taken by a sub-committee of the compensation committee. The compensation committee met seven times during 2016.

The compensation committee’s responsibilities include:

•
approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed from time to time by the board of directors), determining and approving our chief executive officer’s compensation;

•
reviewing in consultation with our chief executive officer, and approving or making recommendations to the board of directors with respect to, compensation of our executive officers (other than our chief executive officer);

•
overseeing the evaluation of our senior executives, in consultation with our chief executive officer in the case of all senior executives other than the chief executive officer and in conjunction with the audit committee in the case of our senior financial management;

•	reviewing and making recommendations to the board of directors with respect to incentive-compensation and equity-based plans that are subject to board approval;

•
administering our equity incentive plans, including the authority to delegate to one or more of our executive officers the power to grant options or other stock awards to employees who are not directors or executive officers of our company, but only if consistent with the requirements of the applicable plan and law;

•	reviewing and making recommendations to the board of directors with respect to director compensation;

•	reviewing and discussing with management the compensation discussion and analysis required by SEC rules;

•	preparing the compensation committee report required by SEC rules; and

•	at least annually, evaluating its own performance.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under the headings “Director Compensation” and “Executive Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee

During the period beginning January 1, 2016 and ending February 16, 2016, each of Edgar Bronfman, Jr., Steven N. Kaplan and Steven J. Shulman served as members of our nominating and corporate governance committee. In connection with the Transaction and effective February 16, 2016, our nominating and corporate governance committee was reconstituted to include the following members: Messrs. Sacks, Shulman and Speranzo. In 2017, our nominating and corporate governance committee was reconstituted to include the following members: Messrs. Moszkowski, Sacks and Shulman. Our board of directors has determined that each of the members of our nominating and corporate governance committee is independent as defined under Nasdaq rules. The nominating and corporate governance committee met one time during 2016.

The nominating and corporate governance committee’s responsibilities include:

•	recommending to the board of directors the persons to be nominated for election as directors or to fill vacancies on the board of directors, and to be appointed to each of the board’s committees;

•
applying the criteria for selecting directors approved by the board, and annually reviewing with the board the requisite skills and criteria for new board members as well as the composition of the board of directors as a whole;

•	developing and recommending to the board corporate governance guidelines applicable to our company;

•	overseeing an annual evaluation of the board of directors;

•	at the request of the board of directors, reviewing and making recommendations to the board relating to management succession planning; and

•	at least annually, evaluating its own performance.

The processes and procedures followed by the nominating and corporate governance committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

Communicating with the Directors

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nominating and governance committee, with the assistance of our corporate secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our corporate secretary considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board of directors should address such communications to Board of Directors, c/o R1 RCM Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Corporate Secretary.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to our directors and officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) as well as our employees. Copies of our code of business conduct and ethics are available in the “Corporate Governance” section of the “Investor Relations” page of our website, www.r1rcm.com and available without charge upon written request directed to Corporate Secretary, R1 RCM Inc., 401 N. Michigan Avenue, Suite 2700, Chicago, Illinois, 60611.

Report of the Audit Committee of the Board of Directors

The audit committee has reviewed our audited financial statements for the fiscal year ended December 31, 2016 and has discussed these financial statements with our management and our independent registered public accounting firm.

The audit committee has also received from, and discussed with, our registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the audit committee, including the matters to be discussed as required by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

Our independent registered public accounting firm also provided the audit committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the audit committee concerning independence. The audit committee has discussed with the independent registered public accounting firm their independence from our company.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016.

By the audit committee of the board of directors of R1 RCM Inc.

Alex J. Mandl (chair)
Charles J. Ditkoff
John B. Henneman, III

DIRECTOR COMPENSATION

We pay each non-employee director, other than Messrs. Impicciche, Moszkowski, Sacks, Shulman and Speranzo, a $60,000 annual retainer. The chairs of the board of directors and the audit committee receive an additional annual retainer of $20,000, and the chairs of the compensation committee and the nominating and corporate governance committee receive an additional annual retainer of $10,000. There are no additional fees for attending board or board committee meetings. Cash fees are paid quarterly in arrears to the non-employee directors who were serving as directors at the end of a quarter. Messrs. Impicciche, Moszkowski, Sacks and Speranzo have declined to receive director fees.

In lieu of cash fees, non-employee directors may elect to receive fully-vested options to purchase shares of our common stock and/or RSUs, at the election of such director, in each case subject to vesting upon the one-year anniversary of the date of grant, based on continued service as a director. Elections must be received by the company by the 75th day of a quarter and apply to all subsequent quarterly cash fees until a new election is received. Such options or RSUs are granted on the first trading day of each quarter with respect to the fees payable for the preceding quarter, and the exercise price of any such stock options equals the fair market value of the common stock on the date of grant. The number of shares subject to such options or RSUs is calculated by dividing the dollar amount of the cash fees for the quarter by the Black-Scholes option or RSU value, as applicable, we used for purposes of determining the share-based compensation expense that we recognized for financial statement reporting purposes in that quarter.

Unless a different arrangement is specifically agreed to, each non-employee director (other than Messrs. Impicciche, Moszkowski, Sacks, Shulman and Speranzo) will receive an annual grant of stock options and/or RSUs (at the election of such director) on the first trading day following our annual meeting of stockholders, provided that Mr. Henneman will not receive such annual grant until our 2020 Annual Meeting of stockholders. Such options and/or RSUs will have a total Black-Scholes value of $130,000, and the exercise price of any such stock options will equal the fair market value of the common stock on the date of grant. Each such option or RSU will vest upon the anniversary of the date of grant, based on continued service as a director. Messrs. Impicciche, Moszkowski, Sacks, Shulman and Speranzo have declined their annual option awards.

In lieu of an annual retainer and an annual equity award, Mr. Shulman is entitled to the compensation and benefits for his services as chairman of our board of directors set forth in the Chairman Services Agreement between us and Mr. Shulman as described under “Agreement with Mr. Shulman” in the “Agreements with Directors” section below. In recognition of the valuable contributions Mr. Shulman continues to make to our company as chairman of our board of directors, such as providing strategic direction and leadership to our board of directors, and in order to further align his interests with that of our stockholders, in October 2016, our board of directors granted Mr. Shulman 1,634,780 stock options, contingent upon stockholder approval of the company’s Second Amended and Restated 2010 Stock Incentive Plan, which was approved by our stockholders on December 8, 2016. One-half of Mr. Shulman’s stock options vest in equal installments on April 1, 2017, April 1, 2018, April 1, 2019 and April 1, 2020, based on continued service to the company and one-half of Mr. Shulman’s stock options vest in equal installments on April 1, 2018, April 1, 2019, April 1, 2020 and April 1, 2021, based on continued service to the company.

We reimburse each non-employee director for ordinary and reasonable expenses incurred in attending board and board committee meetings.

2016 Director Compensation. The following table sets forth, for each of our non-employee directors, information concerning compensation earned or paid for services in all capacities during the fiscal year ended December 31, 2016.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)
Name				Total ($)
Edgar Bronfman, Jr. (2)	—	—	—	—
Charles J. Ditkoff	$60,000	—	—	$60,000
Michael B. Hammond (2)	—	—	—	—
John B. Henneman, III (3) (4)	—	—	$565,000	$565,000
Joseph Impicciche (3) (5)	—	—	—	—
Arthur A. Klein (2)	—	—	—	—
Lawrence B. Leisure (2)	—	—	—	—
Alex J. Mandl (4)	—	—	$80,000	$80,000
Denis J. Nayden (2)	—	—	—	—
Neal Moszkowski (3) (5)	—	—	—	—
Ian Sacks (3) (5)	—	—	—	—
Steven J. Shulman (6)	$500,000	—	$1,745,128	$2,245,128
Anthony J. Speranzo (3) (5)	—	—	—	—
Robert V. Stanek (2)	—	—	—	—

(1)
Valuation of these stock and option awards is based on the dollar amount of share-based compensation expense that we recognized for financial statement reporting purposes in 2016 computed in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not represent the actual amounts paid to or realized by the director during 2016. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 9, Share-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the SEC on March 1, 2017.

(2)	Resigned from our board of directors effective February 16, 2016.
(3)	Joined our board of directors effective February 16, 2016 and Mr. Henneman received an initial option grant valued at $520,000 in accordance with our director compensation policy in effect in 2016.
(4)
Under our director compensation policy in effect in 2016, Messrs. Henneman and Mandl elected to be compensated for their director fees in fully-vested options to purchase shares of our common stock, rather than in cash.

(5)	Messrs. Impicciche, Moszkowski, Sacks and Speranzo have declined to receive director fees.
(6)
Mr. Shulman is compensated pursuant to the Chairman Services Agreement with the company and does not receive an annual retainer under our director compensation policy. See "Agreement with Mr. Steven Shulman" in the section "Agreements with Directors" for more information. One-half of Mr. Shulman’s stock options vest in equal installments on April 1, 2017, April 1, 2018, April 1, 2019 and April 1, 2020, based on continued service to the company and one-half of Mr. Shulman’s stock options vest in equal installments on April 1, 2018, April 1, 2019, April 1, 2020 and April 1, 2021, based on continued service to the company. Although these options were granted on October 3, 2016, they were subject to stockholder approval and thus were not granted for accounting purposes until December 8, 2016.

As of December 31, 2016, our non-employee directors held the following options to acquire shares of our common stock and shares of restricted common stock:

Name	Aggregate Option Awards (Exercisable/ Unexercisable) Outstanding as of December 31, 2016	Option Awards Exercisable at December 31, 2016	Aggregate Restricted Stock Awards (Unvested) as of December 31, 2016
Edgar Bronfman, Jr.	—	—	—
Charles J. Ditkoff	193,237	48,310	—
Michael B. Hammond	—	—	—
John B. Henneman, III	446,306	41,195	—
Joseph Impicciche	—	—	—
Arthur A. Klein	—	—	—
Lawrence B. Leisure	—	—	—
Alex J. Mandl	219,580	164,845	—
Denis J. Nayden	—	—	—
Neal Moszkowski	—	—	—
Ian Sacks	—	—	—
Steven J. Shulman	1,737,954	77,382	1,083,336
Anthony J. Speranzo	—	—	—
Robert V. Stanek	—	—	—

Agreements with Directors
Agreement with Mr. Steven Shulman

As part of our strategy to navigate significant business challenges in March 2014, including the initiation of NYSE delisting proceedings and the continuing effects of both the negative publicity in connection with the lawsuit filed against us in January 2012 by the Minnesota Attorney General and our financial restatement, our Board of Directors appointed Steven Shulman as our chairman on April 2, 2014 and negotiated a compensation package for Mr. Shulman’s services as our chairman. Since being appointed as our chairman, Mr. Shulman has played a pivotal role in assisting us in navigating this challenging business environment, including by assisting us to strengthen our relationships with certain of our key customers and helping to provide strategic direction for our company.

Our Chairman Services Agreement with Mr. Shulman, which reflects terms that were agreed upon in principle during late March and April 2014, but which was not executed until November 2014, provides for the following benefits to Mr. Shulman:

•	Annual cash fee of $500,000;

•
A one-time payment of $291,667 in respect of services provided by Mr. Shulman between April 2, 2014 (the date of Mr. Shulman’s appointment as chairman of our board of directors) and the date of execution of the Chairman Services Agreement; and

•
A restricted stock award of 2,250,000 shares of our common stock, of which 1,750,0000 shares were vested as of April 2, 2017 and the remaining 500,000 shares that were subject to vesting based on the company’s stock price were cancelled, effective as of April 2, 2017, in accordance with its terms.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for the following current and former executive officers, to whom we refer collectively in this discussion as our “Named Executive Officers.” During 2016, our Named Executive Officers were:

▪	Joseph Flanagan, our President and Chief Executive Officer (our “Chief Executive Officer”);

▪	Christopher Ricaurte, our Chief Financial Officer and Treasurer (our “Chief Financial Officer”);

▪Dr. Emad Rizk, our former President and Chief Executive Officer; and

▪Peter Csapo, our former Chief Financial Officer and Treasurer.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2016 and the policies and practices that contributed to our executive compensation actions and decisions for 2016. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the compensation committee of our board of directors arrived at the specific compensation decisions for our Named Executive Officers for 2016, including the key factors that the compensation committee considered in determining their compensation.

Significant Management Changes in 2016

On April 21, 2016, Mr. Flanagan was appointed our President and Chief Operating Officer. Subsequently, on May 26, 2016, he was appointed as our President, Chief Executive Officer and a member of our Board of Directors. At that time, Dr. Rizk resigned from his position as our Chief Executive Officer and as a member of our board of directors. No new or amended compensation arrangements were entered into in connection with either of Mr. Flanagan’s appointments.

On April 19, 2016, Mr. Ricaurte was appointed our Chief Financial Officer and Treasurer. Mr. Csapo, our former Chief Financial Officer, resigned from his positions as our Chief Financial Officer and Treasurer. In connection with Mr. Ricaurte’s appointment, he became eligible for 12 months of severance pay in the event of a termination without “cause,” and an increase in his target bonus from 56% of his base salary to 65% of his base salary, but no change was made to Mr. Ricaurte’s base salary in connection with this change.

The payments and benefits received by Dr. Rizk and Mr. Csapo in connection with their separation from the company are described in “Post-Employment Compensation” below.

Executive Summary

     2016 Business Highlights

Our investments during 2016 established our confidence in the ability of the business to scale with growth.

Key financial and operational results included:

▪
In early 2016, we renewed and expanded our agreement with Ascension Health, our largest customer. This renewed agreement represents more than $8 billion in new net patient revenue from Ascension Health’s hospitals we previously did not serve. We developed a deployment office to successfully onboard the new business, and in the second half of calendar 2016 began to onboard the first tranche of the new Ascension Health hospitals, comprising of approximately $3 billion in net patient revenue.

▪
In the third quarter, we renewed our agreement with Intermountain Healthcare, our second-largest customer. This was an important renewal because in addition to providing greater visibility into our 2020 forecast, it demonstrates the important role we play in working hand-in-hand with our customers and their EHR partners to deliver value from our revenue cycle solutions.

▪	We removed $16 million in annualized costs without compromising operational standards or the quality of our work.

▪	Throughout 2016, we also worked to refresh our senior management team, building a team with a functional competency in scaling, combined with deep domain expertise.

2016 Executive Compensation Highlights

The following key compensation actions were taken with respect to our Named Executive Officers for 2016:

▪
Base Salaries - Maintained the annual base salaries of Messrs. Flanagan and Ricaurte, our Chief Executive Officer and Chief Financial Officer, respectively, at their 2015 levels. Dr. Rizk and Mr. Csapo did not receive base salary increases before they left the company in May 2016.

▪
Cash Bonuses - Based on our achievement of the corporate and individual performance objectives as well as our operating results for the year, Messrs. Flanagan and Ricaurte received cash bonuses of $669,375 and $326,321, respectively, representing payouts of 113% each of their target bonuses, under our annual cash incentive bonus plan.

▪
Long-Term Incentive Compensation - Granted Mr. Flanagan options to purchase shares of our common stock with an aggregate grant date fair value of $1,761,475 in October 2016 and granted Mr. Ricaurte a restricted stock award with a grant date fair value of $359,265 in March 2016 and options to purchase shares of our common stock with an aggregate grant date fair value of $659,635 in October 2016. Dr. Rizk and Mr. Csapo did not receive any new equity awards in 2016 before they left the company in May 2016.

Executive Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2016, the following executive compensation policies and practices were in place, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

What We Do

✓	Compensation Committee Independence - Our compensation committee is currently comprised solely of independent directors.

✓
Compensation Committee Advisor Independence - The compensation committee engages and retains its own independent advisors. During 2016, the compensation committee engaged Willis Towers Watson and then Steven Hall & Partners to assist with its responsibilities. Neither Willis Towers Watson nor Steven Hall & Partners were separately engaged by the company to perform consulting or other services for the company during 2016.

✓
Annual Compensation Review - The compensation committee conducts an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes. Going forward, it is expected that the compensation committee will continue to conduct such a review on an annual basis.

✓
Compensation-Related Risk Assessment - We design our compensation programs, policies and practices to ensure that they reflect an appropriate level of risk-taking but do not encourage our employees to take excessive or unnecessary risks that could have a material adverse impact on the company.

✓
Emphasize Performance-based Incentive Compensation - The compensation committee designs our executive compensation program to use performance-based short-term and long-term incentive compensation awards to align of the long-term interests of our executive officers with the interests of our stockholders.

✓
Emphasize Long-Term Equity Compensation - The compensation committee uses equity awards to deliver long-term incentive compensation opportunities to our Named Executive Officers. These equity awards vest over multi-year periods, which better serves our long-term value creation goals and retention objectives.

✓	Limited Executive Perquisites - We provide only modest amounts of perquisites or other personal benefits to our Named Executive Officers which serve a sound business purpose.

✓
Prohibition on Derivative Securities Transactions and Pledging - Our Insider Trading Compliance Policy prohibits all our employees, including our executive officers, and the members of our board of directors from engaging in derivative securities transactions with respect to our common stock and generally restricts them from pledging our securities as collateral or holding our securities in a margin account.

What We Do Not Do

X
Retirement Programs - Other than our Section 401(k) plan generally available to all employees, we do not offer defined benefit or contribution retirement plans or arrangements or nonqualified deferred compensation plans or arrangements for our Named Executive Officers.

X
No Tax “Gross-Ups” or Payments - We do not provide any “gross-ups” or tax payments to our Named Executive Officers in connection with any compensation element other than for housing expenses, and we do not provide any excise tax “gross-up” or tax reimbursement in connection with any change in control payments or benefits.

X	No Stock Option Repricing - We do not reprice options to purchase shares of our common stock without stockholder approval.

Stockholder Advisory Vote on Named Executive Officer Compensation
At our 2015 Annual Meeting of Stockholders, we conducted a non-binding stockholder advisory vote on the 2014 compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the 2014 compensation of our Named Executive Officers with approximately 84% of the votes cast in favor of the proposal, a result that we believe indicates that our stockholders broadly support our executive compensation program.

As the compensation committee has reviewed our executive compensation policies and practices since that vote, it has been mindful of the strong support our stockholders have expressed for our approach to executive compensation. As a result, following its most recent review of our executive compensation philosophy, the compensation committee decided to retain our general approach to executive compensation. We will conduct our next Say-on-Pay vote at our 2018 Annual Meeting of Stockholders.

Every six years, we are required to conduct a non-binding shareholder advisory vote on the frequency of future “Say-on-Pay” votes (commonly known as a “Say-on-Frequency” vote). At our 2011 Annual Meeting of Stockholders, our stockholders cast the highest number of votes for voting on a triennial basis, compared to voting every one or two years. In light of this result and other factors considered by our board of directors, we decided to conduct Say-on-Pay votes on a triennial basis. We will conduct our next Say-on-Frequency vote at our 2017 Annual Meeting of Stockholders.
Executive Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of attracting and retaining highly-talented executive officers by providing competitive pay and benefits and rewarding our executive officers for performance that aligns with our financial, operational and strategic goals to achieve our ultimate objective of increasing stockholder value. The structure of our executive compensation program enables us to provide a competitive total compensation package that links a significant portion of each executive officer’s overall compensation to key corporate financial goals and other significant accomplishments. We use both short-term and long-term incentive compensation opportunities to align the interests of our executive officers with the interests of our stockholders and the successful execution of our long-term strategic plan.

Our executive compensation program is designed to:

▪	Attract, retain and motivate highly-talented individuals who have the breadth and depth of experience to successfully execute our business strategy;

▪	Align the interests of our executive officers and stockholders;

▪	Pay for performance by rewarding the achievement of our annual and long-term operating and strategic goals; and

▪	Recognize individual contributions.

Governance of Executive Compensation Program

Role of the Compensation Committee

The compensation committee oversees our executive compensation program and discharges the responsibilities of our board of directors relating to the compensation of our Named Executive Officers. In this role, the compensation committee reviews, determines and approves the compensation of our Named Executive Officers. Certain actions of our compensation committee, such as the granting of equity awards, may be taken by a sub-committee of the compensation committee. The compensation committee has the authority, without approval of our board of directors, to engage, oversee and terminate compensation consultants, legal counsel and other advisors to assist in the evaluation of the compensation of our executive officers.

In connection with the closing of the Transaction with Ascension in February 2016, the membership of the compensation committee was reconstituted. Thereafter, the compensation committee launched a comprehensive review of our existing compensation philosophy, programs, policies and practices to determine whether such philosophy, programs, policies and practices were appropriate in light of the transaction with Ascension. As discussed below, in connection with this review the compensation committee retained Steven Hall & Partners, national compensation consulting firm (“Steven Hall”), as its compensation consultant.

Pursuant to its charter, the compensation committee is responsible for reviewing the total compensation, including base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities, of our Named Executive Officers. When selecting and setting the amount of each compensation element, the compensation committee considers the following factors:

▪	our executive compensation program objectives;

▪	our performance against the financial and operational objectives established by the compensation committee and our board of directors;

▪	each individual Named Executive Officer’s skills, experience, knowledge and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

▪	the scope of each Named Executive Officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

▪
the performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;

▪	compensation parity among our Named Executive Officers;

▪	our financial performance relative to our peers; and

▪	the compensation practices of our compensation peer group.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Role of Executive Officers

In discharging its responsibilities, the compensation committee works with members of our management, including our Chief Executive Officer, to provide information on corporate and individual performance, market data and their perspective on compensation matters. Our Chief Executive Officer reviews the performance of each of our other Named Executive Officers and, based on these reviews, provides recommendations to the compensation committee with respect to base salary adjustments, annual cash bonus opportunities and long-term incentive compensation in the form of equity awards.

The compensation committee meets with our Chief Executive Officer annually to review and discuss his recommendations regarding executive compensation for our other Named Executive Officers. Typically, the compensation committee meets in executive session to discuss these recommendations, uses them as one factor in determining and approving the compensation for our other Named Executive Officers and then informs our board of directors of such decisions. In setting the compensation of our Chief Executive Officer, the compensation committee evaluates his performance, as well as our overall corporate performance and considers the other factors described above. Our Chief Executive Officer recuses himself from all discussions and recommendations regarding his own compensation.

Role of Compensation Consultant

The compensation committee engages an independent compensation consultant from time to time to provide support, including competitive market data and analysis regarding our executive compensation program and the decisions resulting from its annual executive compensation review. At the beginning of 2016, Willis Towers Watson, a national compensation consulting firm, served as an independent advisor to the compensation committee. In February 2016, the compensation committee retained Steven Hall, to serve as its independent compensation advisor. Steven Hall serves at the discretion of our compensation committee.

During 2016, Steven Hall attended meetings of the compensation committee (both with and without management present) and provided the following services:

▪	consulting with the compensation committee chair and other members between committee meetings;

▪
providing competitive market data based in part on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

▪	assessing executive compensation trends within our industry and updating on corporate governance and regulatory issues and developments;

▪	reviewing the Compensation Discussion and Analysis; and

▪	making recommendations regarding short and long term incentive plans and outstanding equity awards.

Neither Willis Towers Watson nor Steven Hall were separately engaged by the company to perform consulting or other services for the company during 2016. With respect to the periods in 2016 for which Willis Towers Watson and Steve Hall provided services to the compensation committee, neither Willis Towers Watson and Steven Hall raised any conflicts of interest to the compensation committee and the compensation committee determined that no conflicts of interest existed that would affect either Willis Towers Watson’s or Steve Hall’s independence pursuant to SEC and NYSE rules or would prevent it from independently representing our compensation committee.
Competitive Positioning

In evaluating our executive compensation program and making its decisions in 2016, the compensation committee considered the competitive market for executive talent using two sources: data derived from an analysis of the compensation levels and practices of a group of comparable companies and data drawn from the Towers Watson 2015 Compensation Data Bank (“CDB”) General Industry Executive Compensation Survey Report - U.S. This latter survey data provided information on general industry trends and practices and was size-adjusted to reflect our revenues.

The compensation peer group is a select group of companies that the compensation committee believes are representative of the talent market in which we compete. In 2016, the compensation committee considered compensation data from this peer group as one factor in determining our executive compensation levels to ensure we continue to provide target total direct compensation opportunities that are competitively positioned in the marketplace.

The companies in the compensation peer group were selected in 2016 based on the following criteria:

▪	Similar revenues and complexity of business model;

▪	In the technology, business process outsourcing, or healthcare services industries; and

▪	Publicly-traded in the United States.

The compensation peer group recommended by the compensation consultant in 2016 consisted of the following companies:

The Advisory Board Company	athenahealth, Inc.
BioTelemetry, Inc.	Computer Programs and Systems, Inc.
HealthEquity, Inc.	Healthways, Inc. (1)
HMS Holdings Corporation	Huron Consulting Group Inc.
Inovalon Holdings, Inc.	National Research Corporation
National Research Corporation	Performant Financial Corporation
Press Ganey Holdings, Inc. (2)	Quality Systems

(1)	Now Trivity Health, Inc.

(2)	Press Ganey Holdings went private in October 2016.

While the compensation committee considers competitive market data when making its decisions, it is only one factor evaluated when determining the target total direct compensation opportunities of our Named Executive Officers. The compensation committee also considers the other factors listed in “Governance of Executive Compensation Program - Role of the Compensation Committee” above.

The compensation committee intends to review our compensation peer group at least annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.

Risk Considerations

Our executive compensation program consists of a mix of compensation elements, which we design to discourage our management from assuming excessive risk. We believe that the risks arising from our compensation policies and practices are not reasonable likely to have a material adverse effect on our business. In addition, the compensation committee believes that the mix and design of the elements of our executive compensation program do not encourage our management to assume excessive risks.

Individual Compensation Elements

In 2016, the primary elements of our executive compensation program consisted of base salary, an annual cash bonus opportunity and long-term incentive compensation in the form of options to purchase shares of our common stock and time-based restricted stock awards (“RSAs”). The following table describes how each of these elements is intended to satisfy our executive compensation objectives.

Compensation Element	Purpose	Type of Compensation	Link to Program Objectives
Base salary	Fixed level of cash compensation to attract and retain key talent in a competitive marketplace	Cash	Determined based on evaluation of individual’s experience, position, current performance, internal pay equity, compensation peer group data and external competitive market data
Annual cash bonus	Target cash incentive opportunity (expressed as a percentage of base salary) that encourages executive officers to achieve annual operating plan goals	Cash
Provides compensation based on achievement of our annual operating plan goals, as well as individual performance compared against pre-established corporate performance goals

No minimum guaranteed payment

Long-term incentive compensation
Helps ensure executive compensation is directly linked to achievement of long-term goals

Creates an ownership culture by aligning interests of executive officers with the creation of stockholder value

Furthers our executive officer retention objectives
Long-term equity
Provides our executive officers with a strong link to our long-term performance by enhancing their accountability for long-term decision-making

Delivered in the form of stock options and restricted stock awards

Time-based awards generally vest ratably for a four-year period

Benefits	Important element of “total rewards” program and helps attract and retain executive officers	Benefits
Same broad-based benefits that are provided to all employees, including our Section 401(k) retirement plan, a medical care plan, vacation, short term and long term disability coverage and standard employee holidays

Post-employment compensation arrangements	Attracts and retains executive officers in competitive market Ensures continued dedication of executive officers in cases of personal uncertainties or risk of job loss	Combination of cash, long-term incentive compensation and benefits	Under certain circumstances, the accelerated vesting of certain equity awards, plus cash severance payments
Employment agreements	Provides confidentiality and non-compete covenants	N/A	Specific for the individual

Base Salary

Base salary represents the fixed portion of the compensation of our Named Executive Officers. We use base salaries to attract and retain highly-qualified individuals to help us manage our business and achieve our annual and long-term performance objectives. Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time we hire an individual, taking into account his or her position, qualifications, experience, prior salary level and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our executive officers from time to time and makes adjustments to base salaries as it determines to be necessary or appropriate.

We did not make any adjustments to the base salaries of any of the Named Executive Officers in 2016. Neither Mr. Flanagan nor Mr. Ricaurte received an adjustment to their base salaries when they were appointed our Chief Executive Officer and Chief Financial Officer, respectively, in 2016.

Annual Cash Bonuses

Each year, the compensation committee approves an annual cash incentive bonus plan for our Named Executive Officers. We use annual cash incentive bonuses to compensate our Named Executive Officers for achieving corporate performance objectives, as well as for their individual performance.

For 2016, the compensation committee approved an annual cash bonus plan (the “2016 Bonus Plan”) which contained the following terms and conditions:

▪
At the beginning of the year, our board of directors selects the objective corporate financial and operational measure(s) and sets the target levels for such measure(s) for the year based on our annual operating plan. The objective performance measure and related target level was selected by our board of directors based on our historical operating results and growth rates, as well as our expected future results and are designed to require significant effort and operational success on the part of the company and our Named Executive Officers. During the course of the year, our board of directors and the compensation committee may adjust such measure and target level as they deem appropriate.

▪
If our performance expectations for our objective corporate performance was exceeded, the bonus pool may fund at, and actual bonus payments may be awarded at above-target amounts. If this expectation was not met, actual bonus payments may be below target amounts, or no bonuses at all, may be awarded. Prior years’ performance and corresponding bonus payment amounts were taken into consideration when setting target bonus levels. We believe this helps to calibrate our annual incentive compensation levels with our actual performance.

▪
The compensation committee approves actual annual cash bonus payments, which are based, in part, on the recommendations of our Chief Executive Officer (except with respect to his own annual cash bonus payment). There were no minimum or maximum payment levels, and the compensation committee reserved broad discretion to make adjustments to award payments.

Target Annual Cash Bonus Opportunities

For purposes of the 2016 Bonus Plan, at the beginning of the year the compensation committee established a target annual cash bonus opportunity for each of our Named Executive Officers, the amount of which was calculated as a percentage of his average annual base salary. In 2016, the compensation committee reviewed the target annual cash bonus opportunities of our Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our Chief Executive Officer (except with respect to his own target annual cash bonus opportunity) and the other factors described above.

The target annual cash bonus opportunities of our Named Executive Officers for 2016 were as follows:

Named Executive Officer	2016 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2016 Target Annual Cash Bonus Opportunity ($)
Mr. Flanagan	100%	$595,000
Mr. Ricaurte (1)	65%	$290,063
Dr. Rizk	100%	$750,000
Mr. Csapo	80%	$376,000

(1)	Mr. Ricaurte’s target annual cash bonus opportunity was increased to 65% of his annual base salary for 2016 in October 2016 in connection with his appointment as our Chief Financial Officer.

2016 Performance Measures

In 2016, the compensation committee selected following objective and subjective measures for purposes of the 2016 Bonus Plan:

Objective Performance Measure	Subjective Performance Measure
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) - Target set against company’s 2016 operating plan	Individual performance

The compensation committee selected these performance measures because it believed that they were appropriate drivers for our business as they provided a balance between generating revenue, growing our business and managing our expenses, which enhance stockholder value over the short term. The compensation committee selected the EBITDA target in connection with its 2016 operating plan for purposes of determining the amount of funding for the company-wide annual cash incentive bonus pool. In the event that the company’s performance exceeded the target amount, the pool would share in 50% of every dollar by which actual performance exceeded the EBITDA target. After the amount of the company-wide bonus pool was determined, the compensation committee then subjectively evaluated our Named Executive Officer’s individual performances.

2016 Annual Cash Bonus Payments

For 2016, the company’s performance against the objective EBITDA target measure exceeded the target and as a result, the company-wide annual cash incentive bonus pool funded significantly above target. After the amount of the company-wide bonus pool was determined, the compensation committee then considered the company’s net loss for fiscal 2016 and applied negative discretion to the company-wide bonus pool, reducing it to 90% of the amount it would have otherwise funded, based on 2016 performance. Accordingly, the payouts to Messrs. Flanagan and Ricaurte based solely on the objective performance measure would have been 90% of their target bonuses. In connection with the subjective company-wide evaluation of individual performances undertaken by management in 2017 for 2016 performance, the compensation committee similarly evaluated the subjective individual performances of our Named Executive Officers in light of our overall strategic objectives and the industry and economic conditions and trends affecting our performance throughout the year. In doing so, the compensation committee considered the individual contributions of each Named Executive Officer to our overall progress during a year of significant transition. Based on its collective judgment, the compensation committee then exercised its discretion to select an individual multiplier of 125% of the amount of bonus that would have otherwise been paid to Messrs. Flanagan and Ricaurte based solely on the achievements under the objective performance measure. Using this formula, the compensation committee then determined the actual cash bonus payments made in April 2017 to our then-employed Named Executive Officers for 2016 were as follows:

Named Executive Officer	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Actual 2016 Cash Bonus Payment ($)	Actual 2016 Cash Bonus Payment (as a percentage of target)
Mr. Flanagan	100%	$669,375	113%
Mr. Ricaurte	65%	$326,321	113%
Dr. Rizk	100%	0	0
Mr. Csapo	80%	0	0

Retention Bonus

Pursuant to an amendment to his employment offer letter dated April 29, 2014, we agreed to provide our Chief Executive Officer, Mr. Flanagan, with the following retention bonuses:

▪	monthly supplemental cash retention bonuses in the amount of $25,000 for the duration of his employment; and

▪	a one-time cash retention bonus in the amount of $1,700,000, payable on April 29, 2016 if he was still employed with us on that date.

These retention bonuses were offered to Mr. Flanagan as incentives for him to remain with the company to provide leadership continuity and support during a critical time in our operations.

As provided by his amended employment offer letter, we made a payment in the amount of $1,700,000 to Mr. Flanagan on April 29, 2016, the second anniversary of the date on which the terms of his offer letter were amended. Combined with his monthly payment of $25,000, Mr. Flanagan received $2,000,000 in cash retention bonus payments in 2016.

Long-Term Incentive Compensation

We believe long-term incentive compensation is an effective means for focusing our Named Executive Officers on driving increased stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation and motivates them to remain employed with us. Historically, we used equity awards in the form of options to purchase shares of our common stock and RSA awards to deliver the annual long-term incentive compensation opportunities to our Named Executive Officers.

As with their other elements of compensation, the compensation committee determines the amount of long-term incentive compensation for our Named Executive Officers as part of its annual compensation review and after taking into consideration a competitive market analysis, the recommendations of our Chief Executive Officer (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each Named Executive Officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group and the other factors described above.

In October 2016, our board of directors approved a revised long-term incentive compensation program with the goal of greater focus on our long-term business performance that it believed will generate the creation of sustainable long-term value for our stockholders. Depending upon an individual’s level within our management team, this program contemplates the use of three different equity-based incentive vehicles: options to purchase shares of our common stock, time-based restricted stock units (“RSU”) awards and performance-based restricted stock unit (“PBRSU”) awards.

Consistent with our compensation objectives, we believe this approach aligns the contributions of our Named Executive Officers with the long-term interests of our stockholders and allows them to participate in any future appreciation in our common stock. We believe that stock options should help us to retain our Named Executive Officers and reward them for long-term stock price appreciation. We also believe that PBRSU awards pursuant to which shares of our common stock may be earned based on our actual performance should provide an appropriate long-term incentive for our Named Executive Officers, since they are rewarded only to the extent that they achievement performance results intended to enhance our stock price growth.

While typically we have granted equity awards to our Named Executive Officers in April of each year, in 2016 this process was delayed as a result of the reorganization of our management team, our focus on developing a strategic business plan and our decision to revise our long-term incentive compensation program to support this new plan. Consequently, equity award decisions were made in October 2016. As a result of this delay, the compensation committee determined to grant equity awards to our Named Executive Officers for both 2016 and 2017 at that time.

2016 Equity Awards

With respect to our then-employed Named Executive Officers, the compensation committee decided to grant them long-term incentive compensation opportunities in the form of options to purchase shares of our common stock on October 3, 2016 as follows:

Named Executive Officer	Options to Purchase Shares of Our Common Stock (number of shares)	Equity Awards (Aggregate Grant Date Fair Value of Options Granted)
Mr. Flanagan	817,390	$884,416
Mr. Ricaurte	204,348	$221,105

Each of these options to purchase shares of our common stock provides that the shares subject to such options vests in four equal annual installments on April 1, 2017, April 1, 2018, April 1, 2019 and April 1, 2020, subject to the Named Executive Officer’s continued employment with us on each such vesting date.

2017 Equity Awards

In addition to the foregoing equity awards, as discussed above, the compensation committee decided to grant our then-employed Named Executive Officers additional long-term incentive compensation opportunities in the form of options to purchase shares of our common stock in October 2016, the grant of which were contingent upon stockholder approval of an increase in the number of shares of our common stock authorized for issuance under our Amended and Restated 2010 Stock Incentive Plan at our 2016 Annual Meeting of Stockholders.

Subsequently, our stockholders approved the proposed increase in the number of shares of our common stock authorized for issuance under our Amended and Restated 2010 Stock Incentive Plan and such options were granted for accounting purposes as of December 8, 2016, the date of our 2016 Annual Meeting of Stockholders. The number of shares of our common stock and the grant date fair value of these options were as follows:

Named Executive Officer	Options to Purchase Shares of Our Common Stock (number of shares)	Equity Awards (Aggregate Grant Date Fair Value of Options Granted) (1)
Mr. Flanagan	817,390	$877,059
Mr. Ricaurte	204,348	$219,265
(1) Although these options were granted on October 3, 2016, they were subject to stockholder approval and thus were not granted for accounting purposes until December 8, 2016.

As with their other stock options, the shares of our common stock subject to these stock options vest in four equal annual installments on April 1, 2018, April 1, 2019, April 1, 2020 and April 1, 2021, subject to the Named Executive Officer’s continued employment with us on each such vesting date.

In addition, on October 3, 2016, the compensation committee granted Mr. Ricaurte options to purchase 204,348 shares of our common stock at an exercise price of $2.42 per share as a “staking grant” to recognize his promotion, encourage his retention and to provide a stronger alignment with our stockholders’ interests. As with the grant of the stock options for 2017, this grant was contingent upon stockholder approval of an increase in the number of shares of our common stock authorized for issuance under our Amended and Restated 2010 Stock Incentive Plan at our 2016 Annual Meeting of Stockholders. Subsequently, our stockholders approved the proposed increase in the number of shares of our common stock authorized for issuance under our Amended and Restated 2010 Stock Incentive Plan and the options were deemed granted for accounting purposes as of December 8, 2016, the date of our 2016 Annual Meeting of Stockholders. The shares of our common stock subject to these stock options vest in four equal annual installments on April 1, 2018, April 1, 2019, April 1, 2020 and April 1, 2021, subject to Mr. Ricaurte’s continued employment with us on each such vesting date.

March 2016 Equity Award for Mr. Ricaurte

In March 2016, the compensation committee granted Mr. Ricaurte an RSA award for 139,250 shares of our common stock with a grant date fair value of $359,265 as a retention award in connection with the Transaction. This award vests in three equal annual installments on February 16, 2017, February 16, 2018 and February 16, 2018, subject to Mr. Ricaurte’s continued employment with us on each such vesting date.

Welfare and Health Benefits

Our Named Executive Officers are eligible to participate in our employee benefit programs on the same basis as our other full-time, salaried employees. We sponsor a Section 401(k) retirement plan, which is intended to qualify for favorable tax treatment under Section 401(a) of the Code. All of our U.S. employees, including our executive officers, are eligible to participate in the Section 401(k) plan.

In addition, our Named Executive Officers are eligible to participate in our employee benefit programs on the same basis as all of our employees. These benefits include a medical care plan, flexible spending accounts, short-term and long-term disability insurance and standard company holidays.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Consistent with our compensation philosophy, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our Named Executive Officers except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

     Employment Offer Letters

We have entered into written employment offer letters with each of our Named Executive Officers. In filling each of our executive positions, our board of directors or the compensation committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment offer letters provides for “at will” employment and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity and an initial equity award recommendation.

For information on the specific terms and conditions of the employment offer letters of our Named Executive Officer, see the discussion of “Employment Agreements with Named Executive Officers” following the executive compensation tables below.

Post-Employment Compensation

The employment offer letters and/or equity award agreements with our Named Executive Officers also contain provisions for their compensation in the event of certain terminations of employment, including in connection with a change in control of the company. We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave us under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

We believe that these arrangements are designed to align the interests of management and stockholders when considering our long-term future. The primary purpose of these arrangements is to keep our Named Executive Officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the Named Executive Officer and our stockholders.

Mr. Flanagan’s equity awards, contain both so-called “single-trigger” and “double-trigger” change in control provisions. Specifically, upon a change in control of the company 50% of the unvested shares of our common stock subject to such awards will automatically vest. In addition, if his employment is terminated by us without cause or by him for good reason within one year following a change in control of the company, any remaining unvested shares of our common stock subject to such awards will automatically vest. Mr. Flanagan’s cash payments and medical benefits are subject only to “double-trigger” change of control provisions.

Mr. Ricaurte’s post-employment compensation arrangements are subject to “double-trigger” change in control provisions. That is, all payments and benefits in the event of a change in control of the company are payable only if there is a subsequent loss of employment by an executive officer within one year of the change of control (a so-called “double-trigger” arrangement).

We do not use excise tax payments (or “gross-ups”) relating to a change in control of the company and have no such obligations in place with respect to any of our Named Executive Officers.

For information on the post-employment compensation arrangements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of 2016, see “Potential Payments Upon Termination or Change in Control” below.

Separation Agreement with Dr. Rizk

On May 25, 2016, we entered into a General Release and Mutual Non-Disparagement Agreement (the “Separation Agreement”) with Dr. Rizk pursuant to which he received the following payments and benefits:

▪	a cash severance payment in the amount of $1,500,000, which was equal to twice his then-current annual base salary, payable monthly over two years from his separation from the company;

▪	an additional cash payment in the amount of $1,500,000, which was equal to twice his target annual cash bonus opportunity, payable monthly over two years from his separation from the company;

▪	continuation of health benefits for him and his eligible dependents for a period of 24 months subject to obtaining replacement coverage pursuant to new employment; and

▪
acceleration of vesting of certain of the outstanding and unvested shares of our common stock subject to his restricted stock awards (except as noted hereafter), with an aggregate value of $401,630 on the date of execution of the Separation Agreement.

The foregoing accelerated vesting benefit did not apply to the restricted stock awards to which Dr. Rizk would have been entitled under that certain Restricted Stock Award Agreement dated December 31, 2015. Dr. Rizk agreed to forfeit any rights to these awards.

In exchange for these payments and benefits, Dr. Rizk executed a general release of all legal claims and agreed to comply with a mutual non-disparagement provision as set forth in the Separation Agreement.

Separation Agreement with Mr. Csapo

On April 25, 2016, we entered into a Transition, Separation, and General Release Agreement (the “Separation Agreement”) with Mr. Csapo pursuant to which he received the following payments and benefits:

▪	a cash severance payment in the amount of $470,000, which was equal to 100% of his then-current annual base salary (and which was subject to offset upon new employment);

▪	continuation of health benefits for him and his eligible dependents for a period of up to 12 months, subject to obtaining replacement coverage pursuant to new employment; and

▪
acceleration of vesting of certain of the outstanding and unvested shares of our common stock subject to his restricted stock awards, with an aggregate value of $1,576,753 on the date of execution of the Separation Agreement.

In exchange for these payments and benefits, Mr. Csapo executed a general release of all legal claims and agreed to comply with non-competition, non-solicitation, non-disparagement and confidentiality provisions as set forth in the Separation Agreement. These payments and benefits were consistent with the terms and conditions set forth in Mr. Csapo’s employment offer letter of August 2014.

In addition, Mr. Csapo agreed to provide us with transition and advisory services from April 25, 2016 through May 13, 2016 (or such earlier date at either party’s election) for which he received his full base salary and benefits for such period.

Finally, we have the right, but not the obligation, in certain circumstances in the future to repurchase shares of our common stock held by Mr. Csapo, which, in March 2017, the company exercised, with respect to 107,145 shares of Mr. Csapo’s common stock. The company repurchased Mr. Csapo’s remaining 342,130 shares of common stock on July 25, 2017 at a price of $3.67 per share.

Other Compensation Policies and Practices

Policy Prohibiting Derivative Securities Transactions and Pledging of Our Equity Securities

Our Insider Trading Compliance Policy prohibits all our employees, including our executive officers, and the members of our board of directors from engaging in derivative securities transactions with respect to our common stock and generally restricts them from pledging our securities as collateral or holding our securities in a margin account.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief executive officer and chief financial officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act in any taxable year. Remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit. In making compensation decisions, the compensation committee considers the potential effects of Section 162(m) on the compensation paid to our Named Executive Officers.

Where reasonably practicable, the compensation committee seeks to qualify the performance-based incentive compensation paid or awarded to our Named Executive Officers for the “performance-based compensation” exemption from the deductibility limit of Section 162(m). As such, in approving the amount and form of compensation for our Named Executive Officers, the compensation committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). To maintain flexibility in compensating our Named Executive Officers in a manner designed to promote varying corporate goals, however, the compensation committee has not adopted a policy that all compensation payable to our Named Executive Officers that is subject to Section 162(m) must be deductible for federal income tax purposes. From time to time, the compensation committee may, in its judgment, approve compensation for our Named Executive Officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of the company and our stockholders.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Summary Compensation Table
The following table sets forth information regarding compensation earned by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)		Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (1) (13) ($)		All Other Compensation ($) (2)		Total ($)
Joseph Flanagan (3)	2016	$595,000	$2,000,000	(7)	$96,375	(12)	$1,761,475	$669,375	(13)	$53,168	(15)	$5,175,393
President and Chief Executive Officer	2015	$595,000	$2,125,518	(8)	$3,046,400	(12)	$—	$1,214,001	(14)	$132,196	(15)	$7,113,115
	2014	$595,000	$200,000	(9)	$2,415,000	(12)	$2,195,000	$—		$735,777	(15)	$6,140,777

Christopher Ricaurte (4)	2016	$446,250	$348,125	(10)	$359,265		$659,635	$326,321	(13)	$—		$2,139,596
Executive Vice President, Chief Financial Officer and Treasurer

Dr. Emad Rizk (5)	2016	$310,096	$—		$—		$—	$—		$875,000	(16)	$1,185,096
Former Chief Executive Officer	2015	$750,000	$207,658	(11)	$4,800,000		$—	$420,000	(14)	$—		$6,177,658
	2014	$338,835	$—		$8,110,000		$12,150,000	$—		$—		$20,598,835

Peter Csapo (6)	2016	$176,250	$—		$—		$—	$—		$62,328	(17)	$238,578
Former Chief Financial Officer and Treasurer	2015	$470,000	$92,951	(11)	$2,165,760		$—	$187,999	(14)	$85,478	(17)	$3,002,188
	2014	$183,590	$—		$1,630,000		$1,221,000	$—		$40,726	(17)	$3,075,316

(1)
Valuation of these option and stock awards is based on the aggregate grant date fair value computed in accordance with ASC 718. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officer during 2016, 2015 and 2014. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 9, Share-Based Compensation, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 1, 2017.

(2)
Amounts for 2016 below do not reflect the payments by the company in 2016 of $42,000 for personal training services offered to certain of the company's executives, including certain of the Named Executive Officers, or a payment by the company of $40,317 for legal expenses relating to the negotiation of the termination of retention arrangements for Messrs. Flanagan, Rizk, Csapo and certain non-Named Executive Officers in connection with the Transaction.

(3)
Mr. Flanagan joined our company on April 29, 2013 and became our Chief Executive Officer on May 26, 2017. In connection with his appointment as our Chief Executive Officer, he did not have a change in his then-current base salary.

(4)	Mr. Ricaurte was appointed our Chief Financial Officer on April 19, 2016. Salary represents the amount of base salary Mr. Ricaurte actually received for 2016.
(5)
Dr. Rizk joined our company on July 21, 2014 and served as our Chief Executive Officer until his separation from the company, effective May 25, 2016. Salary represents the pro rata amount of Mr. Rizk's 2016 base salary that he actually received.

(6)
Mr. Csapo joined our company on August 12, 2014 and served as our Chief Financial Officer until his separation from the company, effective May 13, 2016. Salary represents the pro rata amount of Mr. Csapo's 2016 base salary that he actually received.

(7)
Represents a one time $1,700,000 retention bonus paid in April 2016 and $300,000 in monthly supplemental cash retention bonus payments, in the aggregate, both payable pursuant to the April 29, 2014 Amendment to Mr. Flanagan's offer letter from the company.

(8)
This amount represents the following: (i) $353,018 in cash bonus made to Mr. Flanagan as described in footnote 11 below, (ii) $300,000 of monthly supplemental cash retention bonus payments as described in footnote 9 below and (iii) $1,472,500 in cash payments resulting from the termination of Mr. Flanagan's incentive award as described in footnote 12 below.

(9)	This amount represents Mr. Flanagan’s monthly supplemental cash retention bonus, as described in the summary of his employment agreement.
(10)	Represents a $348,125 retention bonus paid out in connection with the Transaction in February 2016.
(11)
Represents make-whole cash bonuses made to those participants in the Company's 2014 annual cash incentive bonus plan who received all or a portion of their 2014 annual cash incentive award in the form of restricted shares of the Company's common stock (the "2014 Bonus Plan RSA Grantees"). These bonuses were paid to 2014 Bonus Plan RSA Grantees on the second regularly scheduled payroll date following the Company’s scheduled second quarter earnings release on August 5, 2015 and were equal to the product of (i) $2.66 (which amount represents the difference of $5.38, the trading price per share of the Company’s common stock as of the close of trading on the date that the Company determined the number of restricted shares to be granted to 2014 Bonus Plan RSA Grantees, minus $2.72, the trading price per share of the Company’s common stock as of the close of trading on the second business day following the earnings release), multiplied by (ii) the number of restricted shares granted to the applicable 2014 Bonus Plan RSA Grantee.

(12)
Since our stockholders did not approve the amendment to our then-current 2010 Stock Incentive Plan prior to December 31, 2014, certain of Mr. Flanagan’s incentive equity awards terminated, and in lieu thereof, Mr. Flanagan became entitled to receive cash payments from the company following each date that any portion of such stock award and option award that would have otherwise vested equal to the value of each share of restricted stock (based on the closing price of the company's common stock on the applicable vesting date) and option award (based on the difference between the exercise price and the closing price of the company's common stock on the applicable vesting date). These cash payments of $1,472,500 are included in "Non-Equity Incentive Plan Compensation" in 2015. For 2014, this amount also includes $170,000 in incremental fair value computed in accordance with ASC 718 related to the modification of Mr. Flanagan's vested options to extend the exercise period of such vested options in connection with his amended employment agreement.

(13)	Consists of a cash incentive bonus for 2016 paid in April 2017 under our annual cash incentive bonus plan.
(14)
Annual cash incentive bonuses under the annual cash incentive bonus program for 2014 were paid in restricted stock that vested 1/12 per month over a one-year period, commencing on April 10, 2015, rather than in cash (Mr. Flanagan: 132,714 restricted shares, Dr. Rizk: 78,067 restricted shares, and Mr. Csapo: 34,944 restricted shares). For Mr. Flanagan, this amount also includes $500,000 in cash discretionary bonus under our 2015 annual cash incentive bonus plan.

(15)
For 2016, this amount for Mr. Flanagan represents $30,000 in housing benefits and $23,168 in a tax gross-up for these housing benefits. For 2015, this amount for Mr. Flanagan represents $72,020 in housing benefits and tax gross-up of $66,801.79. For 2014, this amount for Mr. Flanagan represents the following: relocation benefits, $503,766; tax gross-up, $76,784; household goods, $56,602; legal expenses, $50,000; temporary living expenses, $48,000; payments for educational consulting services, $625.

(16)
This amount for Dr. Rizk represents $875,000 in severance payments provided for in 2016 under the General Release and Mutual Non-Disparagement Agreement between Dr. Rizk and the company, effective May 25, 2016. Pursuant to the General Release and Mutual Non-Disparagement Agreement, Dr. Rizk is entitled, in the aggregate, to $3,000,000 in severance payments, payable on a monthly basis, over 24 months from the date of his termination.

(17)
For 2016, this amount for Mr. Csapo represents $16,225 in housing expenses and $9,398 in a tax gross-up for these housing benefits, $31,827 as a severance payments under the Transition, Separation and General Release Agreement between Mr. Csapo and the company, effective April 25, 2016, and $4,878 in legal expenses for the negotiation of his Transition, Separation and General Release Agreement. For 2015, this amount for Mr. Csapo is comprised of temporary living expenses, $29,400; tax gross-up payments, $18,676; and compensatory travel and entertainment expenses and taxes, $37,401.79. For 2014, this amount for Mr. Csapo is comprised of the following: temporary living expenses, $12,198; tax gross-up payments, $3,993; and compensatory travel and entertainment expenses and taxes, $24,535.

Employment Offer Letters

We have entered into written employment offer letters with each of our Named Executive Officers.  Please see the heading “Employment Agreements with Named Executive Officers” below.

Grants of Plan-Based Awards in 2016

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2016 to our Named Executive Officers.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Grant Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph Flanagan	N/A	Cash Incentive Bonus	$—	$595,000	$—	—	—	—	—	—	$—	—
	10/3/2016	Non-Qualified Stock Option	—	—	—	—	—	—	—	817,390	$2.42	$884,416
	10/3/2016 (3)	Non-Qualified Stock Option	—	—	—	—	—	—	—	817,390	$2.42	$877,059

Christopher Ricaurte	N/A	Cash Incentive Bonus	$—	$290,063	$—	—	—	—	—	—	$—	—
	3/3/2016	Restricted Stock Award	—	—	—				139,250	—	$—	$359,265
	10/3/2016	Non-Qualified Stock Option	—	—	—	—	—	—	—	204,348	$2.42	$221,105
	10/3/2016 (3)	Staking Grant of Non-Qualified Stock Option	—	—	—	—	—	—	—	204,348	$2.42	$219,265
	10/3/2016 (3)	Non-Qualified Stock Option	—	—	—	—	—	—	—	204,348	$2.42	$219,265

Dr. Emad Rizk (1)			$—	$—	$—	—	—	—	—	—		—

Peter Csapo (2)			$—	$—	$—	—	—	—	—	—		—

(1)	Dr. Rizk separated from the company effective May 25, 2016 and did not receive any grants of plan based awards in 2016.
(2)	Mr. Csapo separated from the company effective May 13, 2016 and did not receive any grants of plan based awards in 2016.
(3)	Although these options were granted on October 3, 2016, they were subject to stockholder approval and thus were not granted for accounting purposes until December 8, 2016.

Outstanding Equity Awards at December 31, 2016

The following table sets forth information regarding stock options and stock awards held by our Named Executive Officers as of December 31, 2016.

	Option Awards						Stock Awards
										Equity Incentive Plan Awards:
Name	Number of Securities Underlying Unexercised Options (#) exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Joseph Flanagan	700,014	(1)	99,986		$11.47	6/3/2023	—		—	—	—
	—		817,390	(2)	$2.42	10/3/2026	—		—	—	—
	—		817,390	(3)	$2.42	10/3/2026	—		—	—	—
	—		—		$—	—	49,972	(4)	$112,437		—
	—		—		$—	—	952,000	(5)	$2,142,000	—	—

Christopher Ricaurte	150,000	(6)	50,000		9.30	9/4/2023	—		—	—	—
	7,969	(7)	23,906		$6.15	1/5/2025	—		—	—	—
	—		204,348	(2)	$2.42	10/3/2026	—		—	—	—
	—		408,696	(3)	$2.42	10/3/2026	—		—	—	—
	—		—		$—	—	14,582	(8)	$32,810	—	—
	—		—		$—	—	17,772	(9)	$39,987	—	—
	—		—		$—	—	139,250	(10)	$313,313	—	—

Dr. Emad Rizk	—		—		$—	—	—		—	—	—

Peter Csapo	—		—		$—	—	—		—	—	—

(1)	These options were granted on June 3, 2013 and vest in equal monthly installments over four years, beginning one month from date of grant, based on continued employment.
(2)	These options were granted on October 3, 2016 and will vest in equal installments on April 1, 2017, April 1, 2018, April 1, 2019 and April 1, 2020, based on continued employment.
(3)
Although these options were granted on October 3, 2016, they were subject to stockholder approval and thus were not granted for accounting purposes until December 8, 2016. They will vest in equal installments on April 1, 2018, April 1, 2019, April 1, 2020 and April 1, 2021, based on continued employment. In Mr. Ricaurte's case, these options represent a staking grant on October 3, 2016 and a separate option grant on that same date, both of which were subject to stockholder approval and thus were not granted for accounting purposes until December 8, 2016.

(4)	These restricted shares were granted on June 3, 2013 and vest in equal monthly installments over four years, beginning one month from date of grant, based on continued employment.
(5)
These restricted shares were granted on December 31, 2015 and vest in equal installments over three years, beginning one year from February 16, 2016 (the Transaction closing date), based on continued employment.

(6)	These options were granted on September 4, 2013 and vest in four equal annual installments beginning on August 12, 2014, based on continued employment.
(7)	These options were granted on January 5, 2015 and vest in four equal annual installments beginning on January 5, 2016, based on continued employment.
(8)	These restricted shares were granted on January 24, 2014 and vest in equal installments on January 24, 2015, January 24, 2016 and January 24, 2017, based on continued employment.
(9)	These restricted shares were granted on July 9, 2015 and vest in equal installments on May 4, 2016, May 4, 2017, May 4, 2018 and May 4, 2019, based on continued employment.
(10)
These restricted shares were granted on March 3, 2016 and vest in equal installments over three years, beginning one year from February 16, 2016 (the Transaction closing date), based on continued employment.

Option Exercises and Stock Vested
The following table sets forth information regarding stock acquired upon vesting by our Named Executive Officers during the fiscal year ended December 31, 2016. No stock options were exercised during the fiscal year ended December 31, 2016.

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Joseph Flanagan	144,246	350,536
Christopher Ricaurte	29,344	76,624
Dr. Emad Rizk (3)	256,844	469,482
Peter Csapo (3)	725,948	1,694,691

(1)	Represents shares of restricted stock that vested during the year ended December 31, 2016.
(2)	Based on the closing price of our common stock on the OTCBB on the date of vesting.
(3)
Excludes restricted shares that were cancelled upon such executive's separation from employment with the company. The executive did not exercise any options during December 31, 2016, but all outstanding options, whether vested or unvested, were cancelled following such executive's separation from employment with the company in accordance with the terms of their respective option and separation agreements.

Potential Payments Upon Termination or Change of Control
The table below provides information related to potential payments upon termination of our Named Executive Officers by the company without “cause,” or, in the case of Mr. Flanagan, for “good reason,” assuming the terminations were effective on December 31, 2016.

Termination by the Company without Cause or by a Named Executive Officer for Good Reason
Name	Salary Severance (1)	Incentive Severance (2)	Earned Incentive (3)	Accelerated Options (4)	Accelerated Restricted Stock (5)	Accelerated Performance Stock (6)	Benefits (7)	Total
Joseph Flanagan	$595,000	—	$669,375	—	$2,142,000	N/A	$15,576	$3,421,951
Christopher Ricaurte (8)	$446,250	—	$326,321	—	$313,313	N/A	$9,247	$1,095,131
Dr. Emad Rizk (9)	$1,500,000	$1,500,000	—	—	$401,630	—	$—	$3,401,630
Peter Csapo (10)	$31,827	—	—	—	$1,650,033	N/A	$2,508	$1,684,368

(1)
Salary severance represents a cash payment that the Named Executive Officer is entitled to receive upon termination. Mr. Flanagan’s and Mr. Ricaurte's salary severance represent one times their current, respective base salaries.

(2)	Incentive severance represents a cash payment that the Named Executive Officer is entitled to receive upon termination.
(3)
Earned incentive represents a cash payment that the Named Executive Officer is entitled to receive upon termination without cause or, in the case of Mr. Flanagan, for good reason for the payout from the 2016 cash incentive bonus award to the extent unpaid at the time of termination.

(4)
None of the options held by Messrs. Flanagan or Ricaurte that could potentially accelerate on a termination event have exercise prices of less than $2.25 per share, the closing price of our common stock on December 31, 2016.

(5)
The vesting of 952,000 unvested shares of restricted stock held Mr. Flanagan would be accelerated as a result of a termination of employment on December 31, 2016. The amounts reflect the $2.25 closing trading price of our common stock on December 31, 2016. For Dr. Rizk and Mr. Csapo, the amounts reflect restricted stock awards actually accelerated at the closing trading price of our common stock on the respective dates of their terminations.

(6)	Messers. Flanagan and Ricaurte do not hold performance-based restricted stock.
(7)
Messrs. Flanagan and Ricaurte are entitled to receive a continuation of benefits for up to one year. The amounts reflect the annualized current benefit amounts multiplied by the benefit continuation policy for each executive. In the case of Dr. Rizk and Mr. Csapo, amounts reflect benefits amounts actually paid.

(8)	Mr. Ricaurte is only entitled to the severance benefits in this table for a termination without cause.
(9)
On May 25, 2016, we and Dr. Rizk entered into the General Release and Mutual Non-Disparagement Agreement, pursuant to which Dr. Rizk will actually receive the benefits set forth above other than the restricted stock awards he would have been entitled to under that certain Restricted Stock Award Agreement dated December 31, 2015, which Dr. Rizk agreed to forfeit and which resulted in 231,507 unvested shares of restricted stock and 1,250,137 shares of common stock underlying unvested options being accelerated.

(10)
On April 25, 2016, we and Mr. Csapo entered into the Transition, Separation and General Release Agreement, pursuant to which Mr. Csapo actually received the benefits set forth above and provided that 714,300 unvested shares of restricted stock and 56,260 shares of common stock underlying unvested options were accelerated. Pursuant to the Transition Agreement that the company entered into with Mr. Csapo on April 25, 2016, the company has the right, but not the obligation, in certain circumstances to repurchase shares of common stock held by Mr. Csapo. The company exercised a portion of such right by repurchasing 107,145 shares of common stock from Mr. Csapo on March 2, 2017 at a repurchase price of $2.38 per share and repurchased Mr. Csapo’s remaining 342,130 shares of common stock on July 25, 2017 at a price of $3.67 per share.

Termination by the Company without Cause or by a Named Executive Officer for Good Reason following a Change in Control
Name	Salary Severance (1)	Incentive Severance (2)	Earned Incentive (3)	Accelerated Options (4)	Accelerated Restricted Stock (5)	Accelerated Performance Stock (6)	Benefits (7)	Excise Tax Gross Up (8)	Total
Joseph Flanagan	$595,000	—	$669,375	—	$2,254,437	N/A	$15,576	—	$3,534,388
Christopher Ricaurte	$446,250	—	$326,321	—	$386,109	N/A	$9,247	—	$1,167,927
Dr. Emad Rizk (9)	—	—	—	—	—	—	—	—	—
Peter Csapo (9)	—	—	—	—	—	—	—	—	—

(1)
Salary severance represents a cash payment that the Named Executive Officer is entitled to receive upon termination without cause (or in Mr. Flanagan's case, or for good reason) following a change of control. Messrs. Flanagan’s and Ricaurte's salary severance represent one times their current, respective base salaries.

(2)	Incentive severance represents a cash payment that the Named Executive Officer is entitled to receive upon termination following a change of control.
(3)
Earned incentive represents a cash payment that the Named Executive Officer is entitled to receive upon termination following a change in control for the payout from the 2016 cash incentive bonus award to the extent unpaid at the time of termination.

(4)
None of the options held by Messrs. Flanagan or Ricaurte that could potentially accelerate on a termination following change of control have exercise prices of less than $2.25 per share, the closing price of our common stock on December 31, 2016.

(5)
The vesting of the following total number of unvested shares of restricted stock held by the Named Executive Officers would be accelerated as a result of a termination of employment following a change of control on December 31, 2016: Mr. Flanagan: 1,001,972 and Mr. Ricaurte: 171,604. The amounts reflect the $2.25 closing trading price of our common stock on December 31, 2016.

(6)	Messrs. Flanagan and Ricaurte do not hold performance-based restricted stock.
(7)
The Named Executive Officers are entitled to a continuation of benefits for up to one year. The amounts reflect the annualized current benefit amounts multiplied by the benefit continuation policy for each executive.

(8)	The Named Executive Officers are not eligible to receive an excise tax gross up.
(9)
Dr. Rizk and Mr. Csapo separated from their employment with the Company during 2016. The amounts actually paid to them in connection with their terminations are reflected in the termination table above.

Employment Agreements with Named Executive Officers

We maintain offer letter agreements with our two current Named Executive Officers as more fully described below.

Agreement with Mr. Flanagan

In connection with his appointment to Chief Operating Officer, in April 2013, we and Mr. Flanagan entered into an offer letter agreement that in 2016 provided him with an annual base salary of $595,000, an annual target cash incentive bonus opportunity of at least 100% of base salary and eligibility to participate in the employee benefit programs generally available to our senior executives.

In the event that Mr. Flanagan’s employment is terminated by us without “cause” or by Mr. Flanagan for “good reason,” in addition to any earned but unpaid salary and bonus and his accrued and vested benefits under our employee benefit programs, which are payable upon any termination of employment, Mr. Flanagan also will be entitled to receive continued salary and health benefits for a period of 12 months following the date of such termination, subject to Mr. Flanagan’s timely execution of a general release of claims in favor of us and our affiliates. In addition, in the case of Mr. Flanagan’s termination without “cause” or by Mr. Flanagan for “good reason,” all of Mr. Flanagan’s unvested restricted stock award granted on December 31, 2015 will accelerate. In the case of a “change of control” of our company, 50% of Mr. Flanagan’s outstanding unvested portion of his incentive equity awards will accelerate and in the case of Mr. Flanagan’s termination “without cause” or departure for “good reason” upon or within one year following the occurrence of a “change in control” of our company, Mr. Flanagan will receive full accelerated vesting of the remaining outstanding, unvested portion of his incentive equity awards.

As an incentive for Mr. Flanagan to remain with the company during a critical juncture in our Chief Executive Officer transition process in 2014, we amended his employment terms in April 2014 to provide him the following additional compensation and benefits: a monthly supplemental cash retention bonus of $25,000 for the duration of Mr. Flanagan’s employment, a one-time cash retention bonus of $1,700,000, paid on April 29, 2016, retention equity awards of a one-time non-statutory stock option to purchase up to 500,000 shares of our common stock at a per share exercise price equal to the closing price of our common stock on the grant date, and 300,000 shares of restricted stock, which incentive equity awards were subject to ratable vesting on a monthly basis over a two-year period, and also subject to the approval by our stockholders, prior to December 31, 2014, of an amendment to our then-current 2010 Stock Incentive Plan increasing the number of shares authorized for issuance under our then- current 2010 Stock Incentive Plan to an amount sufficient to cover these grants (which approval was not received). Since our stockholders did not approve the amendment to our then-current 2010 Stock Incentive Plan described above prior to December 31, 2014, Mr. Flanagan’s incentive equity awards described above terminated, and in lieu thereof, Mr. Flanagan became entitled to receive a replacement cash award consisting of cash payments from us following each date that any portion of such incentive equity grants would have vested (had such grant not terminated) equal to the value of each option (based on the difference between the exercise price and the closing price of our common stock on the applicable vesting date) and each share of restricted stock (based on the closing price of our common stock on the applicable vesting date) that would have otherwise vested on such date. Such replacement cash awards were paid in full to Mr. Flanagan as of April 15, 2016.

The company also provided Mr. Flanagan with a reimbursement of up to $6,000 per month in housing expenses for a period of two years, which period ended in April 2016, as well as reimbursement of up to $50,000 for legal fees in connection with the negotiation and documentation of his employment agreement. The company also will provide an extension, under specified circumstances, of the period of time during which Mr. Flanagan may exercise the stock option that we awarded to him at the commencement of his employment in April 2013. This extension would be triggered upon a termination of Mr. Flanagan’s employment by us without cause or by Mr. Flanagan for good reason. If the extension is triggered, the then-vested portion of the stock option would remain exercisable for a period of time equal to sixty days plus the number of days that Mr. Flanagan is employed by us, but not longer than two years or until the stock option otherwise expires, if earlier.

Agreement with Mr. Ricaurte

We and Mr. Ricaurte have entered into an offer letter agreement that in 2016 provided him with an annual base salary of $446,250, an annual target cash incentive bonus opportunity of at least 65% of base salary and eligibility to participate in the employee benefit programs generally available to our senior executives.

In the event that Mr. Ricaurte’s employment is terminated by us without “cause,” in addition to any earned but unpaid salary and bonus and his accrued and vested benefits under our employee benefit programs, which are payable upon any termination of employment, Mr. Ricaurte also will be entitled to receive continued salary and health benefits for a period of 12 months following the date of such termination, subject to Mr. Ricaurte’s timely execution of a general release of claims in favor of us and our affiliates. In the case of a “change of control” of our company and with Mr. Ricaurte’s termination “without cause” or departure for “good reason” upon or within one year following the occurrence of a “change in control” of our company, Mr. Ricaurte will receive full accelerated vesting of the outstanding, unvested portion of his equity awards. Upon any termination, all of Mr. Ricaurte's RSAs from the March 3, 2016 grant will accelerate.

Confidentiality and Non-Disclosure Agreements

As a condition to employment, each of our Named Executive Officers have entered into a confidentiality and non-disclosure agreement with us. Under these agreements, each Named Executive Officer has agreed not to solicit our employees and customers during his or her employment and for a period of 18 months after the termination of employment, not to compete with us during his or her employment and for a period of 12 months after the termination of employment, to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of his or her employment.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the company’s management. Based on such review and discussion with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
By the Compensation Committee of the Board of Directors of R1 RCM Inc.
Ian Sacks (Chair)
Michael C. Feiner
Steven J. Shulman

Compensation Committee Interlocks and Insider Participation
During the period beginning January 1, 2016 and ending February 16, 2016, each of Edgar Bronfman, Jr., Denis J. Nayden and Steven J. Shulman served as members of our compensation committee, and our board of directors determined that each of the foregoing members was independent as defined under the rules of the NYSE. In connection with the Transaction and effective February 16, 2016, our compensation committee was reconstituted to include the following members: Ian Sacks, Steven J. Shulman and Anthony J. Speranzo. None of Messrs. Bronfman, Nayden, Sacks, Shulman or

Speranzo has ever been an officer or employee of R1. No member of the compensation committee in 2016 had any relationship with us during fiscal 2016 requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. However, Mr. Speranzo, who joined the compensation committee in 2016, is an executive officer of Ascension, the parent of our largest customer. See “Related Person Transactions.” As such, certain compensation decisions that were made in 2016 while Mr. Speranzo was a member of the compensation committee were either made by our board of directors or a sub-committee of our compensation committee that did not include Mr. Speranzo. In anticipation of the listing of our common stock on Nasdaq in March of 2017, Mr. Speranzo was replaced on the compensation committee by Mr. Moszkowski. Our compensation committee currently includes the following members: Messrs. Sacks, Feiner and Shulman.

None of our executive officers serves as a member of our board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our committees.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

Our board of directors has adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000, and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. Our related person transaction policy contains exceptions for any transaction or interest that is not considered a related person transaction under SEC rules as in effect from time to time.

Any related person transaction proposed to be entered into by us must be reported to our general counsel and will be reviewed and approved by the audit committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction whenever practicable. If our general counsel determines that advance approval of a related person transaction is not practicable under the circumstances, the audit committee will review and, in its discretion, may ratify the related person transaction at the next meeting of the audit committee.

Alternatively, our general counsel may present a related person transaction arising in the time period between meetings of the audit committee to the chair of the audit committee, who will review and may approve the related person transaction, subject to ratification by the audit committee at the next meeting of the audit committee.

In addition, any related person transaction previously approved by the audit committee or otherwise already existing that is ongoing in nature will be reviewed by the audit committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the audit committee, if any, and that all required disclosures regarding the related person transaction are made.

Transactions involving compensation of executive officers will be reviewed and approved by the compensation committee in the manner specified in the charter of the compensation committee.

A related person transaction reviewed under this policy will be considered approved or ratified if it is authorized by the audit committee in accordance with the standards set forth in the policy after full disclosure of the related person’s interests in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of business of our company;

•	whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•
any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee will review all relevant information available to it about the related person transaction. The audit committee may approve or ratify the related person transaction only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The audit committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

Since January 1, 2016, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates or immediate family members of our directors, executive officers and 5% stockholders, in which such person had or will have a direct or indirect material interest. All such transactions were approved pursuant to the above policy other than the Transaction and the A&R MPSA (as defined below) because at the time of our entry into the Transaction and the A&R MPSA, TowerBrook and Ascension were not related persons:

Strategic Transaction

On February 16, 2016, we completed our previously announced Transaction, in which Ascension Health and the company entered into the Amended and Restated Master Professional Services Agreement (the “A&R MPSA”). In addition, pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), dated December 7, 2015, by and among the company (then known as Accretive Health), the Investor, and Ascension Health, solely for the purposes set forth therein, at the Closing of the Transaction the company sold to the Investor, in private placements under the Securities Act of 1933, as amended, (i) 200,000 shares of the company’s Series A Convertible Preferred Stock, par value $0.01 per share, for an aggregate price of $200 million and (ii) a warrant to acquire up to 60 million shares of the company’s common stock on the terms and subject to the conditions set forth in a warrant agreement (the “Warrant”). The Series A Preferred Stock issued to the Investor pursuant to the Purchase Agreement is immediately convertible into shares of common stock.

In connection with the Closing, we entered into: (i) the Certificate of Designations of the 8.00% Series A Convertible Preferred Stock (“Series A CoD”), setting forth the rights, preferences, privileges and restrictions applicable to the Series A Preferred Stock, as filed with the Secretary of State of the State of Delaware on February 12, 2016; (ii) the Warrant by and between the company and the Investor; (iii) an Investor Rights Agreement by and between the company and the Investor; and (iv) a Registration Rights Agreement by and between the company and the Investor that are more fully described below.

A&R MPSA

The company’s A&R MPSA with Ascension Health was entered into, and is effective as of, February 16, 2016 and has a term of ten years. The A&R MPSA continues the company’s relationship with Ascension Health which commenced in October 2004 and was previously extended under the prior five-year Master Professional Services Agreement (the “prior MPSA”). The prior MPSA was filed as Exhibit 10.1 to the company’s Quarterly Report on Form 10-Q filed on November 8, 2012. In 2016, net services revenue from hospitals affiliated with Ascension Health represented approximately 78% of the company’s total net service revenue.

Pursuant to the A&R MPSA, the company will continue to provide its revenue cycle management service offering to hospitals affiliated with Ascension Health. The existing supplement agreements for such hospitals receiving services under the prior MPSA will continue in effect, as appropriate, under the A&R MPSA. Each such hospital will be also required to execute a supplement agreement to transition to R1 such hospital’s “PAS” (or physician advisory services, as defined in the A&R MPSA) needs under the A&R MPSA. Certain other of Ascension Health’s affiliated hospitals not currently receiving services from the company will be required to execute a supplement agreement to receive revenue cycle management services and PAS under the A&R MPSA. Further, the company expects that additional hospitals acquired by Ascension Health or any of its affiliated hospital systems will, over time, execute supplement agreements under the A&R MPSA.

The A&R MPSA provides that each supplement agreement between the company and a hospital affiliated with Ascension Health will incorporate the provisions of the A&R MPSA and provide that the hospital will be bound by the A&R MPSA and all amendments, modifications and waivers to which the company and Ascension Health agree under the A&R MPSA. With certain limited exceptions, the company will be the exclusive provider of revenue cycle management services and PAS with respect to acute care services provided by the hospitals affiliated with Ascension Health that execute supplement agreements with the company.

Either party may terminate the A&R MPSA upon the occurrence of certain bankruptcy or similar insolvency events with respect to the other party, except that Ascension Health may not so terminate the A&R MPSA if the company continues to provide the services under the A&R MPSA, and the company may not so terminate the A&R MPSA if Ascension Health or the applicable hospital pays for the services under the A&R MPSA. Further, the non-breaching party may terminate an applicable supplement agreement for uncured material breaches of the A&R MPSA by the other party that are not cured within 30 days after receipt of written notice (for material breaches regarding HIPAA violations or violations of data protection obligations) or 90 days of written notice (for all other material breaches). Ascension Health may terminate an applicable supplement agreement upon the occurrence of certain amounts of service level failures in a specified period (subject to an initial grace period) or payment of certain amounts of service level credits (subject to an initial grace period and a right to cure by increasing the maximum amount of service level credits that may be incurred by the company).

In addition, a party may terminate the applicable portion of the services under the A&R MPSA: (i) in the event of a change in an applicable law relating to healthcare regulatory matters, only to the extent that, as a result of such change, (a) it would be unlawful for such party to continue to perform or receive such applicable portion of the services, or (b) the continued performance or receipt by such party of such applicable portion of the services would have a material adverse effect on such party’s business, taken as a whole; or (ii) in the event of certain adverse judgments, injunctions, orders or decisions made by a governmental entity of competent jurisdiction. Further, a party may terminate the entire A&R MPSA if the other party is excluded from certain health care programs.

None of the A&R MPSA, any supplement agreement, or any service may be terminated by any hospital affiliated with Ascension Health.

The A&R MPSA provides, among other things, that, when providing revenue cycle management or PAS to an affiliated hospital:

•
the company must comply with the applicable hospital’s or Ascension Health’s, as applicable, policies and procedures relating to billing, collections, charity care, personnel, risk management, good corporate citizenship and other matters; the ethical and religious directives for Catholic healthcare services; and all applicable federal, state and local laws and regulations;

•	the company assumes responsibility for managing the hospital’s revenue cycle management operations to comply with the hospital’s established policies and standard operating procedures;

•
the company assumes responsibility for the cost of the hospital’s revenue cycle management operations including agreements and costs associated with certain related third-party services, and the payroll and benefit costs associated with the hospital’s employees conducting revenue cycle management activities, a number of whom will become R1 employees for all purposes;

•
the company is required to supply the technology necessary to implement and manage its services; each hospital must provide the company with certain facilities, standard office furnishings and services, certain pre-existing revenue cycle management assets, and authority, in each case to provide the company’s services;

•	in general, each hospital pays the company:

•	base fees equal to a specified percentage of cash collections; and

•
incentive payments equal to a specified percentage of cash collections, then adjusted based on the weighted average of the company’s performance scores across a series of income statement related performance metrics associated with the hospital’s revenue cycle operations;

•
the company has agreed to meet specific service level standards when managing certain portions of each hospital’s revenue cycle management operations and PAS; failure to meet the service level standards will typically result in the payment of a credit to the applicable hospital (up to a cap);

•
the company is required to offer to Ascension Health’s affiliated hospitals fees for the company’s services that are at least as low as the fees the company charges any other similarly-situated customer receiving comparable services at comparable or lower volumes;

•	the company must implement its services and technology at each hospital in a manner designed to minimize any interruption in the hospital’s operations;

•	the company is required to follow Ascension Health’s charity care and billing and collection policies and may be required to provide discounts for patients in financial need and for those who are not;

•
designated executive representatives of each of the company and Ascension Health oversee the obligations and performance of the parties and resolve disputes, with any unresolved disputes submitted to designated senior executives at each of the company and Ascension Health, and with any remaining unresolved issues submitted to a joint review board for resolution; the parties may resort to formal proceedings to resolve their disputes either after the joint review board is unable to resolve such disputes that are not sooner resolved or to avoid harm to such party that cannot be avoided without resorting to formal proceedings;

•	the parties provide various representations and indemnities to each other;

•
following termination or expiration of the A&R MPSA or any supplement agreement between the company and a hospital affiliated with Ascension Health or any services specified therein, if requested by Ascension Health, the company must continue to provide the company’s services for up to one year in return for compensation equal to applicable charges for the services provided, including additional charges for additional services outside the scope of the previously provided services; and

•
following termination or expiration of the A&R MPSA, the company must grant to the applicable hospitals a license to continue using all software and applications the company used to provide its services, in exchange for payments and fees that vary depending on whether the A&R MPSA is terminated for cause or for any other reason.

Warrant

Concurrently with the Closing, the company and the Investor executed and delivered the Warrant to acquire up to a total of 60,000,000 shares of common stock of the company at an initial exercise price equal to $3.50 per share, at any time during the period commencing on the date of Closing and terminating at 5:00 p.m., New York time, on the tenth anniversary of the Closing date.

Investor Rights Agreement

Concurrently with the Closing, the company and the Investor entered into an Investor Rights Agreement.

Under the terms of the Investor Rights Agreement, for so long as the Investor’s “Ownership Threshold” (as that term is defined in the Investor Rights Agreement) is met, the Investor shall be entitled to nominate such number of individuals to our board of directors constituting a majority of our board of directors (collectively, the “Investor Designees”), and entitled to designate the chairman of our board of directors. For so long as the Ownership Threshold is not met but the Investor’s “Ownership Percentage” (as that term is defined in the Investor Rights Agreement) exceeds 10% of our common stock on an as-converted basis, then the Investor shall be entitled to nominate the greater of (x) such number of individuals to our board of directors in relative proportion to the Ownership Percentage (rounded down) and (y) two directors, and for so long as the Investor’s Ownership Percentage is in the aggregate at least 5% but less than 10% of our common stock on an as-converted basis, then the Investor shall be entitled to nominate the greater of (x) such number of individuals to our board of directors in relative proportion to the Ownership Percentage (rounded down) and (y) one director. Additionally, subject to applicable law and the listing standards of Nasdaq (or other United States national securities exchange that our common stock is listed upon, if any), the company will offer the Investor Designees an opportunity to, at Investor’s option, either sit on each regular committee of our board of directors in relative proportion to the number of Investor Designees on our board of directors or attend (but not vote) at the meetings of such committee as an observer.

Under the terms of the Investor Rights Agreement, the Investor must cause all of its common stock and Series A Preferred Stock entitled to vote at any meeting of the company’s stockholders to be present at such meeting and to vote all such shares in favor of any nominee or director nominated by the company’s nominating and corporate governance committee and against the removal of any director nominated by the company’s nominating and corporate governance committee.

For so long as the Ownership Threshold is met, the following matters will require the approval of the holders of a majority of the Series A Preferred Stock (on an as-converted basis, including any shares of common stock issued upon the conversion thereof) that is held by the Investor or any “Investor Affiliate” (as defined in the Investor Rights Agreement) to proceed (excluding any such transaction between the company and its wholly owned subsidiaries or among the company’s wholly owned subsidiaries): (i) the amendment or modification of the company’s Certificate of Incorporation, Bylaws or Series A CoD in any manner that materially and adversely affects the rights, preferences or privileges of the holders of Series A Preferred Stock; (ii) the making of any distribution, declaring of any dividend on equity securities of the company or any of its “Subsidiaries” (as that term is defined in the Investor Rights Agreement) ranking equally or junior to the Series A Preferred Stock; (iii) the repurchase or redemption of any equity securities of the company or any of its Subsidiaries ranking equally or junior to the Series A Preferred Stock if at the time of such repurchase or redemption, any accrued dividends on the Series A Preferred Stock are unpaid; (iv) the creation, authorization or issuance of any equity securities of the company or any of its Subsidiaries that would rank senior to the Series A Preferred Stock; (v) any amendment of the MPSA; (vi) the incurrence of any “Indebtedness” (as that term is defined in the Investor Rights Agreement) in excess of $25.0 million in the aggregate during any fiscal year (other than refinancings of existing Indebtedness); (vii) the sale, transfer or other disposition of assets or businesses of the company or its Subsidiaries with a value in excess of $10.0 million in the aggregate during any fiscal year (other than sales of inventory or supplies in the ordinary course of business, sales of obsolete assets (excluding real estate), sale-leaseback transactions and accounts receivable factoring transactions); (viii) the acquisition of any assets or properties (in one or more related transactions) for cash or otherwise for an amount in excess of $10.0 million in the aggregate during any fiscal year (other than acquisitions of inventory and equipment in the ordinary course of business); (ix) capital expenditures in excess of $10.0 million individually (or in the aggregate if related to an integrated program of activities)

or in excess of $10.0 million in the aggregate during any fiscal year; (x) the approval of the company’s annual budget; (xi) the hiring or termination of the company’s chief executive officer; (xii) the appointment or removal of the chairman of our board of directors; and (xiii) making, or permitting any Subsidiary to make, loans to, investments in, or purchasing, or permitting any Subsidiary to purchase, any stock or other securities in another corporation, joint venture, partnership or other entity in excess of $5.0 million in the aggregate during any fiscal year. The Investor will be subject to certain transfer restrictions pursuant to the terms of the Investor Rights Agreement. Prior to the first anniversary of the Closing date, neither the Investor nor any Investor Affiliate may directly or indirectly transfer the Warrant, any shares of Series A Preferred Stock, any shares of Series A Preferred Stock issued as “PIK Dividends” (as such term is defined in the Series A CoD), or any shares of common stock issued upon a conversion of the Series A Preferred Stock or exercise of the Warrant to any person without the prior written consent of the company other than any “Permitted Transfer” (as such term is defined in the Investor Rights Agreement). Following the first anniversary of the Closing date, neither Investor nor any of its affiliates may transfer any Series A Preferred Stock to any person without the prior written consent of the company other than (i) any Permitted Transfer or (ii) at any such time when the “Current Market Price” (as such term is defined in the Series A CoD) is less than the quotient of $1,000 divided by the “Conversion Rate” (as such term is defined in the Series A CoD) in effect from time to time. The Investor and Investor Affiliates are also prohibited from transferring to any competitor of the company, as well as from making certain block transfers, subject to certain exceptions.

The Investor is subject to customary standstill provisions, which are applicable to purchases of debt as well as equity securities and include prohibitions on hedging activities, until the later of (i) three years after the Closing and (ii) such time as the Investor owns less than 25% of the outstanding common stock on an as-converted basis.

The Investor Rights Agreement requires that if the company proposes to offer any equity or equity linked security to any person, then the company must first offer the Investor the right to purchase a portion of such securities equal to the Investor’s Ownership Percentage. If the Investor does not exercise this purchase right within 30 days of receiving notice of the proposed offering, then the company has 120 days to complete the offering on terms no more favorable than those offered to the Investor.

Registration Rights Agreement

Concurrently with the Closing, the company and the Investor entered into a Registration Rights Agreement, pursuant to which the Investor is entitled to certain registration rights. Under the terms of the Registration Rights Agreement, the Investor is entitled to (i) six demand registrations, with no more than two demand registrations in any single calendar year and provided that such demand must include at least 10% of the then-outstanding common stock and (ii) unlimited piggyback registration rights for a period of five years with respect to primary issuances and for an unlimited period of time with respect to all other issuances.

Registration Rights

We are a party to a stockholders’ agreement with certain of our stockholders and former directors and executive officers, including Mary A. Tolan. Pursuant to the stockholders’ agreement, we are required to pay all registration fees and expenses, including the reasonable fees and disbursements of one counsel for the participating stockholders, and indemnify each participating stockholder with respect to each registration of registrable shares that is affected.

Indemnification

Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers that are broader in scope than the specific indemnification provisions contained in the Delaware General Corporation Law.
Agreement with Mr. Steven Shulman

We have entered into a Chairman Services agreement with Mr. Shulman in connection with his appointment as chairman of our board of directors. See “Director Compensation-Agreements with Directors-Agreement with Mr. Shulman.”
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such filings, we are not aware of any director, officer or 10% stockholder who failed to file on a timely basis any report required by Section 16(a) for fiscal year 2016 other than Dr. Rizk and Messrs. Csapo and Flanagan who inadvertently did not timely file Form 4s reporting monthly tax withholding obligations associated with the monthly vesting of restricted common stock previously granted to such reporting persons (Dr. Rizk: 2 transactions in 2016; Mr. Csapo: 2 transactions in 2016; Mr. Flanagan: 4 transactions in 2016).
HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to R1 RCM Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Investor Relations.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to R1 RCM Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Investor Relations. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to R1 RCM Inc., 401 North Michigan Avenue, Suite 2700, Chicago, Illinois 60611, Attention: Investor Relations.
OTHER MATTERS

The board of directors knows of no other matters to be brought before the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments thereof, the persons named in the proxies will vote upon such matters in accordance with their best judgment.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RCM2017**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E31941-P96624 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

R1 RCM INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class I and Class III Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Michael C. Feiner
02) Joseph Flanagan
03) John B. Henneman, III
04) Steven J. Shulman
05) Charles J. Ditkoff
06) Joseph R. Impicciche
07) Alex J. Mandl

The Board of Directors recommends you vote FOR 3 YEARS on proposal 2.

	One Year	Two Years	Three Years	Abstain
2. To approve, on an advisory basis, the frequency of advisory stockholder votes on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 3.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E31942-P96624

R1 RCM INC.
Annual Meeting of Stockholders
September 13, 2017 9:00 AM (CDT)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Christopher Ricaurte and M. Sean Radcliffe and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of R1 RCM Inc. Common Stock and/or 8.00% Series A Convertible Preferred Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of R1 RCM Inc. to be held on September 13, 2017 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR THREE YEARS ON PROPOSAL 2 AND FOR PROPOSAL 3.

Continued and to be signed on reverse side

V.1.2